
                                                                   Exhibit 10.1

                                    AGREEMENT

                              OR PURCHASE AND SALE

                                     BETWEEN

                         BILTMORE HOTEL PARTNERS, LLLP,

                                    AS SELLER

                                       AND

                           KSL BILTMORE RESORT, INC.,

                                    AS BUYER


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                               TABLE OF CONTENTS

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                                                                                                              Page
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
ARTICLE I                  DEFINITIONS..........................................................................1

ARTICLE II                 PURCHASE AND SALE...................................................................12

ARTICLE III                TRANSITION PERIOD...................................................................16

ARTICLE IV                 CONDITIONS TO BUYER'S OBLIGATIONS...................................................16

ARTICLE V                  CONDITIONS TO SELLER'S OBLIGATIONS..................................................18

ARTICLE VI                 SELLER'S REPRESENTATIONS............................................................19

ARTICLE VII                BUYER'S REPRESENTATIONS.............................................................26

ARTICLE VIII               RISK OF LOSS AND INSURANCE PROCEEDS.................................................28

ARTICLE IX                 CLOSING.............................................................................30

ARTICLE X                  SELLER'S COVENANTS..................................................................34

ARTICLE XI                 SELLER'S AND BUYER'S COVENANTS......................................................36

ARTICLE XII                MISCELLANEOUS.......................................................................44


                                      (i)

                         AGREEMENT OF PURCHASE AND SALE

         This Agreement is made and entered into as of this 22nd day of December, 2000, by and between BILTMORE HOTEL PARTNERS, LLLP, an Arizona limited liability limited partnership, and KSL BILTMORE RESORT, INC., a Delaware corporation ("Buyer").

                                    RECITALS

         A. Seller (as defined in Section 1.59 below) is the owner of certain improved real property located at 24th Street and Missouri in Phoenix, Arizona as more particularly described in EXHIBIT A attached hereto, commonly known as the Arizona Biltmore Resort & Spa.

         B. The "Hotel" (as defined in Section 1.36 below) and related assets are encumbered by the "Existing Financing" which, as more expressly set forth below, shall be assumed by Buyer upon the Closing (subject to the terms and conditions of this Agreement).

         C. Buyer desires to purchase the Property from Seller and Seller is willing to sell the Property to Buyer upon and subject to the terms and conditions of this Agreement.

         D. Buyer and Seller desire to enter into this Agreement for the purpose of providing for the consummation of the acquisition of the Property by Buyer upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 "ACCOUNTS PAYABLE" or "A/P" shall mean all accrued amounts owed by Seller as of the "Proration Time" (as defined in Section 1.54 below), and arising out of the ownership or operation of the Hotel and the Hotel Business, including, without limitation, the following: unpaid charges for utilities, amounts payable to creditors from whom inventory, FF&E and other items have been purchased and received (and the asset recorded on the books and records of the Hotel), amounts payable under the Assumed Contracts, credit card commissions payable, travel agent commissions, and with respect to maintenance, cleaning and other services performed in connection with the operation of the Hotel and the Hotel Business. A/P does not include: any closing costs incurred by Seller in connection with the Closing; amounts owed to any affiliate of the Seller other than with respect to commercial services being provided with respect to the operation of the Hotel or the Hotel Business upon arm's length terms and conditions (but specifically excluding any management services); employment-related liabilities as more specifically set forth in Section 11.4 below, including benefit and insurance-related liability; accrued, but unpaid attorneys fees; and amounts currently owed under the Existing Financing.

         1.2 "ACCOUNTS RECEIVABLE" shall mean all accrued amounts owed to Seller as of the Proration Time and arising out of the ownership or operation of the Hotel and the Hotel Business, whether or not past due and whether or not a bill or statement has been presented to the person or entity owing such amount, including, without limitation, the following: items and amounts indicated on the Accounts Receivable subledger and the related general ledger accounts of the Hotel, lease rentals, percentage rentals, escalation rentals, operating cost pass-throughs and all other sums and charges payable in connection therewith; room, food and beverage charges, telephone or telecopy charges; valet charges, charges for other services or merchandise; charges for banquets, meeting rooms, catering and the like; sales, use and occupancy taxes due from the consumers of goods and services; and amounts owed from credit card companies (gross, with related commissions being part of A/P). Accounts Receivable excludes attorneys' fees and costs payable to Seller in connection with the Golf Rights Litigation, the Construction Litigation or any other litigation; excludes any amounts receivable from employees of the Seller (travel advances); and excludes amounts receivable from any affiliate of the Seller other than with respect to commercial services being provided with respect to the operation of the Hotel Business upon arm's length terms and conditions. Accounts Receivable will not be reduced by an allowance for "bad debts."

         1.3 "ADVANCE DEPOSITS" shall mean the amounts of any deposits made in connection with Bookings, and under the Leases and/or Residency Agreements.

         1.4 "AFFILIATE" means any Person controlling, controlled by or under common control with another Person; control for the purposes hereof means the possession of more than fifty percent (50%) of the economic or voting interest as an entity or "control in fact".

         1.5 "AGREEMENT" shall mean this Agreement of Purchase and Sale and all future amendments and modifications hereto.

         1.6 "ASSUMED CONTRACTS" means the Equipment Leases, Leases, Contracts, Residency Agreements and Membership Agreements listed on Schedules 1.20, 1.40, 1.17, 1.58, respectively (exclusive, however, of any inter-company agreements of Seller, and any hotel management, franchise and/or operating agreements (other than those operating agreements listed on the Schedules being assumed by Buyer such as agreements relating to operation of the pool cabanas, the business center, and tee time scheduling), and the "Excluded Contracts" as defined in Section 1.22 below). Each of these Schedules shall be updated at Closing to reflect any new contracts approved, or deemed approved, by Buyer in accordance with the terms of Section 10.2 below and/or any insurance policies assumed by Buyer in accordance with the terms of Section 10.1 below (and reference to such new contract(s) and/or insurance policies shall be added to the appropriate Schedule prior to Closing). Assumed Contracts shall not include the Excluded Contracts, those contracts or agreements which are not assignable and those for which consent to assignment (as indicated on Schedule 6.1(b)) has not been received from the appropriate third party on or before that date which is six (6) months following the date of Closing. Other than with respect to the Ground Lease (which obligation to seek to obtain the consent of the Villas Association to the assignment of the Ground Lease to Buyer shall be governed by the terms of
Section 12.15 below) if Seller fails to obtain the necessary third party consent with respect to any of those agreements set forth on Schedule 6.1(b) within six (6) months of the Closing Date, then such agreement shall be deemed to have not been assigned by

Seller to Buyer, nor assumed by Buyer, and Buyer shall have no obligation therefor (other than for the cost of paying for services actually received thereunder from and after the date of Closing until the earlier of either:
(a) the date upon which consent is expressly denied, or (b) that date which is six-months following the Closing Date).

         1.7 "AUTHORITIES" shall mean any judicial and/or governmental body or agency having jurisdiction over the Property and/or Seller, including, without limitation, the City of Phoenix, the County of Maricopa and the State of Arizona.

         1.8 "BOOKINGS" means contracts or other written commitments for the future use of guest rooms, banquet facilities, meeting or convention rooms, or other Hotel facilities and off-site catering.

         1.9 "BUYER'S KNOWLEDGE" or words of similar import (i) shall mean to the actual knowledge of John Saer, Scott Dalecio, Nola Dyal and Gary Beasley and not any other Person, (ii) shall mean the actual knowledge (and not any implied, constructive or imputed knowledge) of such individuals, it being understood and acknowledged that such individuals are not charged with knowledge of any of the acts and/or omissions of Buyer's agents or employees,
(iii) shall not apply to or be construed to apply to information or material which may be in the possession of Buyer, generally or incidentally, but which is not actually known to the aforesaid individuals who are directly engaged in the sale and purchase transaction described herein, and (iv) shall not imply any duty of inspection, examination or other inquiry undertaken by said individuals to determine the accuracy of any representation, warranty or other statement made "to Buyer's Knowledge" in this Agreement, and (v) personal liability on the part of any of said individuals or his employer other than Buyer for any inaccuracy in such representations, warranties or other statements.

         1.10 "CASH" shall mean all cash, currency and funds owned by Seller in connection with the Hotel Business, including, without limitation, all house cash on hand, cash on hand, cash located within ATM's, petty cash, and any and all amounts held in any impound accounts, security accounts, reserve accounts and other cash or collateral accounts called for or contemplated in the Existing Financing Documents.

         1.11 "CBA" shall mean that certain Agreement between the Arizona Biltmore Hotel, Inc. and the International Union of Operating Engineers Local No. 428, AFL-CIO, originally in effect for the initial term of November 16, 1995 to November 15, 1998, including the notation "Extended one year through 1999" and that certain correspondence previously provided to Buyer by Seller with respect to the negotiations to renew such agreement.

         1.12 "CLOSING" shall mean the consummation of the sale of the Property to Buyer, which Closing shall occur on the Closing Date.

         1.13 "CLOSING BALANCE SHEET" shall mean the statement of financial position of the Hotel and the Hotel Business disclosing as of the Closing Date, the value of the assets, liabilities and owner's equity in conformity with GAAP (as defined in Section 1.29).

         1.14 "CLOSING DATE" shall mean the date identified in Section 9.2, which shall be the date on which the Deed is delivered to the Title Company for recordation in the Official Records of Maricopa County, State of Arizona ("Official Records").

         1.15 "CLOSING DOCUMENTS" means the Deed, Assignment of Ground Lease (which may not have the consent of Ground Lessor by the Closing Date), Assignment of Contracts, Bill of Sale and all the other documents to be delivered hereunder at, or for purposes of effecting Closing.

         1.16 "CONSTRUCTION LITIGATION" shall mean that certain cause entitled COHEN CONTRACTING, INC. AND FEDERAL INSURANCE COMPANY V. BILTMORE HOTEL PARTNERS, ET AL., Cause No. CV 2000-006373 (Superior Court, Maricopa County, Arizona).

         1.17 "CONTRACTS" means the contracts and agreements related to the ownership, maintenance or operation of the Hotel and the Hotel Business other than Equipment Leases, Leases, Residency Agreements and Membership Agreements, including, without limitation, design and decorating contracts, space planning contracts, applications for expenditures, utility contracts and water and sewer service contracts, agreements with consultants, reservation service listing agreements, parking contracts, advertising contracts, media purchase contracts, sales and promotional agreements relating to the Hotel and the Hotel Business, together with all supplements, amendments and modifications thereof, which are described in Schedule 1.17, but specifically excluding any contract or agreement related to the Construction Litigation.

         1.18 "DEED" shall have the meaning set forth in Section 9.3(a)(i).

         1.19 "DEPOSIT" shall have the meaning set forth in Section 2.2(b)(i).

         1.20 "EQUIPMENT LEASES" shall mean all of the equipment leases, rental or other agreements, oral or written, in effect as of the date hereof with respect to the Property (but specifically excluding leases relating to any form of tenancy at the Property and any agreement listed on Schedule 1.22), including, but not limited to, those leases or agreements for the use of any of the FF&E, and including all amendments, modifications and supplements, which are described in Schedule 1.20.

         1.21 "EXCLUDED ACCOUNTS RECEIVABLE" shall mean any rights to collect any amounts owing in connection with that certain receivable from Micro Age.

         1.22 "EXCLUDED CONTRACTS" means those Contracts set forth on
Schedule 1.22.

         1.23 "EXISTING EXPANSION ENTITLEMENTS" shall refer to all development rights, building, use or other permits, approvals, authorizations, licenses and consents obtained from any of the Authorities in connection with the proposed construction of a multi-level parking structure, expansion of the existing conference facilities, and construction of additional guest rooms upon the Real Property, including, but not limited to, those entitlements described in Schedule 1.23, to the extent that the foregoing are assignable.

         1.24 "EXISTING FINANCING" shall have the meaning set forth in
Section 2.2(b)(iii).

         1.25 "EXISTING FINANCING DOCUMENTS" shall have the meaning set forth in Section 2.2(b)(iii).

         1.26 "EXISTING LENDER" shall mean collectively: American General Life Insurance Company, a Texas corporation; The Variable Annuity Life Insurance Company, a Texas corporation; The Franklin Life Insurance Company, an Illinois corporation; and American General Life and Accident Insurance Company, a Tennessee corporation, and their successors and assigns.

         1.27 "FF&E" shall mean all of the furniture, fixtures and equipment installed or used and located in the Hotel as of the date hereof, including, without limitation, china, glassware, silverware and linens, with such additions and deletions as may hereafter occur in the ordinary course of business; provided, however, that FF&E shall not include the Operating Equipment and the Operating Supplies. Buyer has hired Deloitte & Touche LLP ("D&T") to inventory the FF&E for the benefit of Seller and Buyer, which such inventory shall not be completed until after the date of Closing ("FF&E Inventory"). Buyer and Seller shall each bear one-half (1/2) of the cost of having such FF&E Inventory prepared, provided, however, in no event shall Seller's share exceed the amount of Twelve Thousand Five Hundred Dollars ($12,500). Seller's obligation to pay such amount shall survive the Closing.

         1.28 "FINANCIAL INFORMATION" shall mean year-end statements of operation and balance sheets for the Hotel for the fiscal years 1999 and 2000, and monthly statements of operation and balance sheets for 1999, 2000 and the current fiscal year.

         1.29 "GAAP" shall mean those accounting principles generally accepted in the United States of America.

         1.30 "GIFT CERTIFICATES" shall mean all complimentary certificates issued by Seller, all of which to "Seller's Knowledge" (as defined in Section
1.61 below) are shown on Schedule 1.30.

         1.31 "GOLF RIGHTS" shall mean all rights of Seller relating to the use and purchase of one or more golf courses owned by Kabuto Arizona Properties, LLC ("Kabuto") arising under that certain Golf and Maintenance Privilege Agreement dated August 31, 1977, between Arizona Biltmore Estates, Inc., a Delaware corporation, and Rostland Arizona, Inc., an Arizona corporation ("Rostland Inc."), and recorded in Docket 12414, page 370 of the Official Records and that certain Replacement Golf and Maintenance Privilege Agreement ("RGA") dated as of January 1, 1980, between Rostland Inc. and Arizona Biltmore Golf Courses, an Arizona corporation ("Arizona Biltmore Golf") and recorded in Docket 14448, page 140 of the Official Records, as amended by that certain First Amendment to Replacement Golf and Maintenance Privilege Agreement dated as of March 1, 1981, between Rostland Inc. and Arizona Biltmore Golf and recorded in Docket 15422, page 1350 of the Official Records, as amended by that certain Second Amendment to Replacement Golf and Maintenance Privilege Agreement dated as of March 1, 1983, between Arizona Biltmore Hotel, Inc., an Arizona corporation ("Arizona Biltmore Hotel"), and Arizona Biltmore Golf, and recorded in the Official Records as Instrument No. 84-391051, as further amended by that certain Third Amendment to Replacement Golf and Maintenance Privilege Agreement between Biltmore Hotel Partners, an Arizona general partnership ("BHP GP"), and Kabuto Arizona Properties, L.L.C., an Arizona limited liability company, Four M Partners, an Arizona general partnership, and Alan R. Mishkin, a married man dealing with his sole and separate property, and recorded in the Official Records as Instrument No. 96-0496197 (collectively, the "Golf Course Agreements").

         1.32 "GOLF RIGHTS LITIGATION" shall mean collectively that certain cause entitled BILTMORE HOTEL PARTNERS, AN ARIZONA GENERAL PARTNERSHIP V. KABUTO ARIZONA PROPERTIES, L.L.C., AN ARIZONA LIMITED LIABILITY COMPANY, Cause No. CV 97-09203 (Arizona Superior Court, Maricopa County, Arizona), and all related arbitration matters ("Kabuto No. 1"), that certain Cause entitled KABUTO ARIZONA PROPERTIES, L.L.C., AN ARIZONA LIMITED LIABILITY COMPANY V. BILTMORE HOTEL PARTNERS, L.L.L.P., AN ARIZONA LIMITED LIABILITY LIMITED PARTNERSHIP, Cause No. CV 98-16212 (Arizona Superior Court, Maricopa County, Arizona) ("Kabuto No. 2") and that certain Cause entitled KABUTO ARIZONA PROPERTIES, L.L.C., AN ARIZONA LIMITED LIABILITY COMPANY V. JACK W. LONDEN ET AL, Cause No. CV 97-13352 (Arizona Superior Court, Maricopa County, Arizona ("Londen Litigation").

         1.33 "GOVERNMENTAL REGULATIONS" shall mean any laws, statutes, ordinances, rules, regulations, requirements, resolutions, codes, orders, decrees, rulings, policy statements (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, energy, building, occupational health and safety, water, earthquake hazard, disabled persons and zoning and fire codes and any issued permit or occupancy certificate) of the Authorities bearing on the construction, alterations, rehabilitation, maintenance, use, operation or sale of the Property.

         1.34 "GROUND LEASE" shall mean that certain Ground Lease Agreement dated as of June 1, 1996, between Arizona Biltmore Hotel Villas Condominiums Association, an Arizona non-profit corporation ("Villas Association"), as lessor, and BHP GP, as lessee, with respect to certain real property more specifically described therein (the "Ground Leased Property").

         1.35 "HAZARDOUS MATERIALS" shall mean (i) any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other substances regulated as a consequence of their ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C
Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C
Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C
Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C
Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Oil Pollution Act (33 U.S.C Section 2701 ET SEQ.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C Section 11001 ET SEQ.), or Arizona Water Quality Control Act, Arizona Revised Statutes ("A.R.S.") Section 49-201 ET SEQ.; Solid Waste Management Act, A.R.S Section 49-701 ET SEQ.; Arizona Hazardous Waste Disposal Act, A.R.S Section 49-901 ET SEQ.; Arizona Underground Storage Tanks Act, A.R.S Section 49-1001 ET SEQ.; Arizona Air Quality Act; A.R.S
Section 49-401 ET SEQ.; Arizona Administrative Code, Title 18; Maricopa County Air Pollution Regulations, Rule 100 ET SEQ.; Maricopa County Health Code, Chapter II,

Section 1 ET SEQ.; Phoenix City Code, Article I, Sections 27-2 ET SEQ.; 39-3 ET SEQ., and 28-1 ET SEQ., and Article IX, Section 28-75 ET SEQ.;
(ii) any oil, petroleum, petroleum fraction, petroleum additive or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any explosives;
(v) any radioactive materials; (vi) any asbestos-containing materials;
(vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(iv) pesticides; and (x) lead-based paint.

         1.36 "HOTEL" shall mean (a) the Real Property, and (b) all buildings, structures, fixtures, landscaping and other improvements constructed on or affixed to the Real Property. The definition of "Hotel" shall not include the improvements known as "The Villas" which are located upon certain real property located adjacent to the Real Property.

         1.37 "HOTEL BUSINESS" shall mean all business activities of every type and kind being conducted by Seller and/or any affiliate of Seller relating to the Hotel, including without limitation, ownership, leasing or operation of a hotel, retail stores and all other business activities related thereto, including the rental of those units in the Villas which are the subject of the "Residency Agreements" (as defined in Section 1.58 below).

         1.38 "INTANGIBLES" shall mean (a) to the extent owned by or licensed to Seller as of the date hereof, any trademarks, service marks, copyrights, trademark, service mark and copyright registrations, applications for trademark and service mark registrations, business and trade names or logos, patent and patent applications, all URL registrations, domain names and other rights and title related to the website for the Hotel (collectively, the "Intellectual Property") and all existing phone numbers including, but not limited to, reservation numbers, used in connection with the ownership and operation of the Hotel, including, but not limited to, those items described in Schedule 1.38, to the extent assignable, (b) to the extent assignable, all books and records relating to the operation of the Hotel in the possession of control of the Seller, including, without limitation, applicable computer software owned by or licensed to Seller (to the extent assignable or to the extent that the necessary approvals for the assignment thereof to Buyer can be reasonably obtained in accordance with the terms and conditions contained in this Agreement); (c) to the extent assignable, all entitlements (including, without limitation, the Existing Expansion Entitlements) and the Licenses and Permits; and (d) to the extent assignable, all warranties, guaranties and indemnities from any contractors, subcontractors, manufacturers, suppliers or materialmen in connection with any construction, repairs, or alteration of the Hotel (collectively, the "Warranties and Guaranties") which definition shall specifically exclude all warranties, guaranties and/or representations relating to the Construction Litigation, it being recognized by Buyer that some or all such warranties and/or representations may be compromised, canceled, modified or terminated in whole or in part, at Seller's sole, unfettered and absolute discretion in connection with Seller's retention of the Construction Litigation provided nothing contained herein shall constitute an assignment by Seller nor an assumption by Buyer of the Construction Litigation.

         1.39 "INVENTORIES" shall mean food and beverage, including, but not limited to, wine, beer and distilled spirits, and retail merchandise held for sale, valued at cost, in salable condition, but specifically excluding opened or expired food and beverage and/or obsolete merchandise that is unsalable as mutually and reasonably determined by Seller and Buyer at the cost at which is carried. Buyer hereby acknowledges that Seller's wine inventory is in salable condition and agrees to purchase such inventory the amount of which is included in the Working Capital Calculation. With the exception of the Millennium Retail Inventory the only retail inventory of Seller that Buyer has not acknowledged to be in salable condition would be purchases made after November 10, 2000, the date Buyer examined such retail inventory during its due diligence review. Inventories shall not include Operating Supplies, Operating Equipment, and Personal Property.

         1.40 "LEASES" shall mean all of the leases, licenses, concessions, operating agreements and other similar occupancy agreements, oral or written, in effect as of the date hereof with respect to the Property, other than those agreements which contain an implied right of possession upon the Real Property or license to enter upon the Real Property and other than any agreement listed on Schedule 1.22, which are described in Schedule 1.40, to the extent assignable.

         1.41 "LICENSES AND PERMITS" shall mean all certificates of occupancy and all zoning, land use, building, safety and health approvals, development rights and all other permits needed for or used in connection with the construction, use or operation of the Hotel (including, without limitation, the Existing Expansion Entitlements, all applications for zone changes and variances in connection with all or any part of the Hotel and all FCC licenses), but not including the Liquor License.

         1.42 "LIQUOR LICENSE" shall mean that certain liquor license No. 06070556 (Type 06, Bar License) issued by the Arizona Department of Liquor License and Control, which license is owned by Seller.

         1.43 "MATERIAL ADVERSE CHANGE OR EFFECT" shall mean any event, circumstance or breach of this Agreement that, individually or in the aggregate, will have a material adverse change or effect on the results of income, operations or value of the Hotel and/or the Hotel Business taken as a whole.

         1.44 "MEMBERSHIP AGREEMENTS" shall mean all of the membership agreements relating to the pool, tennis and spa club(s) and as set forth on
Schedule 1.44 attached hereto, to the extent assignable.

         1.45 "MILLENNIUM RETAIL INVENTORY" shall mean the remaining inventory of Tiffany Bowls, Tiffany Treasure Boxes, Millennium Candles and Wine Crates purchased by Seller with the anticipation of providing gifts to Millennium Party guests (the value of which shall be excluded from the WC Calculation). The Millennium Retail Inventory shall not be conveyed to Buyer, but instead will be retained by Seller and removed by Seller promptly following the Closing.

         1.46 "MORNING REVENUE REPORT" shall mean a report that lists all revenue related to the Hotel and/or Hotel Business for a particular "revenue day" prepared as of the Proration Time for such day (E.G., the Morning Revenue Report for Thursday, December 21, 2000 would be prepared as of 3:00 a.m. on Friday, December 22, 2000).

         1.47 "OPERATING EQUIPMENT" shall mean all of the vehicles owned by Seller as of the date hereof and used in the operation or maintenance of the Hotel or the Hotel Business, which are described in Schedule 1.47.

         1.48 "OPERATING SUPPLIES" shall mean all items owned by Seller on the Closing Date and used in the operation or maintenance of the Hotel or the Hotel Business and which are consumable or, when once used, are disposed of, including, without limitation, guest supplies, cleaning supplies, sales and marketing materials, printed letterhead and stationery, menus, paper supplies, utensils, spa supplies, engineering, accounting and office use, together with paper supplies, and miscellaneous general supply items, and any construction materials, whether located on the Real Property or off-site, including any existing cast concrete block (with or without design) and any concrete block molds related to the use, operation and maintenance of the Hotel.

         1.49 "PERMITTED EXCEPTIONS" shall mean those exceptions to title set forth in the "Title Commitment" (defined in Section 1.63 below).

         1.50 "PERSON" shall mean any natural person, corporation, partnership, limited liability company, firm, association, government, governmental agency or any other entity and whether acting in an individual, fiduciary or other capacity.

         1.51 "PERSONAL PROPERTY" shall mean all of the personal property (tangible or intangible) owned by Seller as of the date hereof and used in connection with the operation or maintenance of the Hotel or the Hotel Business, including, without limitation, the FF&E; the Operating Equipment; the Operating Supplies; the Intangibles owned by Seller; the Licenses and Permits in the name of Seller; the Inventories; Seller's beneficial interest created under the "Trust Agreement" (as defined in Section 1.67) and the Assumed Contracts.

         1.52 "PREPAID EXPENSES" shall mean prepayments in respect of the Assumed Contracts that are assignable to the Buyer and as shown in the WC Calculation, but shall not include prepaid items that are not related to the ongoing operation of the Hotel or the Hotel Business, such as any unassumed prepaid insurance, prepaid license and permit fees, prepaid dues and subscriptions and prepaid marketing brochures.

         1.53 "PROPERTY" shall mean all of Seller's right title and interest in, and ownership of the following: the Hotel and the Personal Property. The Property specifically excludes the Excluded Accounts Receivable.

         1.54 "PRORATION TIME" means as of 3:00 a.m. Phoenix Time, on the Closing Date.

         1.55 "PRORATIONS" shall mean the portion of the charges or expenses allocated to Seller and Buyer, using GAAP or as otherwise mutually agreed upon by the parties and as shown on the WC Calculation attached as Schedule 1.69, calculated as of the Proration Time, as follows, with Buyer being obligated to pay all expenses of the Property and being entitled to receive all income of the Property after the Proration Time and with Seller being obligated to pay all expenses of the Property and being entitled to receive all income of the Property prior to the Proration Time: real property taxes; periodic charges under the Assumed Contracts; utility charges; operating expenses of the Hotel and the Hotel Business; rent and other payments owing under any Leases and/or Residency Agreements; guest room revenue; income from any other operations at the Hotel including, without limitation, video services, guest telephone charges, spa charges, facility charges and room services; annual permits and/or inspection fees and other actual operation and maintenance expenses of the Property; and payment of interest under the Existing Financing for the month of Closing as of the Proration Time. In furtherance of the foregoing, on the night commencing prior to and ending on the day upon which the Proration Time occurs: (a) Seller shall be entitled to receive and retain one hundred percent (100%) of all revenue for the day prior to Closing with the understanding that the last revenue outlet (bar) closes at 2:00 a.m. The "mini-bar" restocking and the resulting revenue that occurs on the date of Closing will belong to the Buyer.

         1.56 "PURCHASE PRICE" shall have the meaning set forth in Section
2.2(a).

         1.57 "REAL PROPERTY" shall mean the real property interests as more particularly described in EXHIBIT A.

         1.58 "RESIDENCY AGREEMENTS" shall mean Seller's rights under those certain rental pool agreements set forth on Schedule 1.58 attached hereto, to the extent assignable.

         1.59 "SELLER" shall mean Biltmore Hotel Partners, LLLP, an Arizona limited liability limited partnership.

         1.60 "SELLER AFFILIATES" shall mean the constituent partners of Seller, Coyote Holdings, Inc., a Delaware corporation, and Wright-Bilt Corp., a Delaware corporation.

         1.61 "SELLER'S KNOWLEDGE" or words of similar import (i) shall be strictly construed and limited to the actual knowledge of David Feder, William Pierce, Richard Handley and Steven Dauria and not any other Person,
(ii) shall mean the actual knowledge (and not any implied, constructive or imputed knowledge) of such individuals, it being understood and acknowledged that (a) certain of said individuals may not be involved in the day-to-day operation and management of the Property and in many instances were not involved in the negotiation or execution of leases, management contracts, service contracts or other documents in question, and (b) such individuals are not charged with knowledge of any of the acts and/or omissions of the predecessors in title to the Property or of any Person or constituent partner of any Person which previously held title to the Property or with knowledge of any of the acts and/or omissions of Seller's agents or employees, (iii) shall not apply to or be construed to apply to information or material which may be in the possession of Seller, generally or incidentally, but which is not actually known to the aforesaid individuals who are directly engaged in the sale and purchase transaction described herein, (iv) shall not imply any duty of inspection, examination or other inquiry undertaken by said individuals to determine the accuracy of any representation, warranty or other statement made "to Seller's Knowledge" in this Agreement; provided, however, that David Feder shall have the duty to inquire of the Executive Committee with respect to the representations and warranties set forth in
Section 6.1 of this Agreement (consisting of Art Berger, Todd Shallan, Cindy Jones and Rob Stowe), and (v) shall not imply any personal liability on the part of any of said individuals or his employer other than Seller for any inaccuracy in such representations, warranties or other statements.

         1.62 "SURVEY" shall mean an ALTA update of the existing ALTA survey of the Property to be prepared by Rick Engineering Company ("Surveyor") such that the updated Survey will meet the Title Company's requirements for issuance of the Title Policy, including, but not limited to, a deletion of the general survey exception, certified in favor of certain parties specified by Buyer, including, but not limited to, Buyer, any Affiliate of Buyer, and the Existing Lender.

         1.63 "TITLE COMMITMENT" shall mean that certain Commitment for Title Insurance issued by the Title Company for the Real Property, dated December 22, 2000, under the Title Company's Order No. 201-800-1316128, a copy of which is attached as Schedule 1.63.

         1.64 "TITLE COMPANY" shall mean First American Title Insurance Company, 200 East Broward Boulevard, 10th Floor, Fort Lauderdale, Florida, 33301, Attn: Linda J. Ruston, Vice President and Counsel, National Accounts, Phone No. (954) 524-3737, Fax No. (954) 524-4665.

         1.65 "TITLE POLICY" shall mean an ALTA Extended Coverage Owner's Policy of Title Insurance (1970 Form B), in the amount of the Purchase Price showing Buyer as the fee owner of Parcel 1 of the Real Property described in EXHIBIT A, as the ground lessee as to Parcel 6 of the Real Property described in EXHIBIT A, and showing as insured easement interests Parcels 2-5 and 7 of the Real Property described in EXHIBIT A free and clear of all liens against the Real Property (other than the Existing Financing), including, but not limited to, mechanics' liens and judgment liens, and subject only to the Permitted Exceptions and with such endorsements as shown on the Title Commitment.

         1.66 "TRANSITION PERIOD" shall mean the period commencing on the date of this Agreement and expiring upon Closing.

         1.67 "TRUST AGREEMENT" shall mean that certain Trust Agreement dated as of February 11, 1983, by and between Arizona Biltmore Hotel, Inc., Arizona Biltmore Estates Village Association and Pioneer Trust Company of Arizona, as amended by that certain letter agreement dated May 19, 1983, as subsequently assigned.

         1.68 "VILLAS" shall mean the seventy-eight (78) condominium units which are located adjacent to the Real Property but not owned by Seller.

         1.69 "WORKING CAPITAL CALCULATION" or "WC CALCULATION" shall mean a determination of the amount that the applicable "Total Current Assets" (as set forth in the WC Calculation) of the Seller exceed (or, are less than) the "Total Current Liabilities" (as set forth in the WC Calculation) of the Seller. The Working Capital Calculation is intended to capture a good faith estimate of the current assets and liabilities of the Hotel and the Hotel Business that will be the responsibility of the Buyer after the Closing. The Working Capital Calculation shall exclude certain current assets and liabilities that will remain with Seller and for which Seller will remain responsible following the Closing (including, but not limited to the employment obligations set forth in Section 11.4 below). The format for, and listing of the applicable Total Current Assets and Total Current Liabilities comprising the Working Capital Calculation are set forth on Schedule 1.69, and shall be updated in accordance with the terms of Section 2.3 below employing the methodologies identical to those employed in the WC Calculation of Schedule 1.69.

         1.70 "WC CALCULATION ESTIMATE" shall mean an estimate of the WC Calculation (determined pursuant to the terms of Section 1.69) to be incorporated into the Settlement Statement at Closing.

         1.71 "FINAL WC CALCULATION" shall mean the WC Calculation to be determined as of the Closing Balance Sheet within ninety (90) days after Closing.

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 SALE.

                  (a) Seller agrees to sell and assign (as applicable) to Buyer, and Buyer agrees to purchase from Seller and accept the assignment from Seller of, all of Seller's right, title and interest in and to the Hotel and the Personal Property, subject to the terms, covenants and conditions set forth herein.

                  (b) Seller agrees to sell and assign (as applicable) to Buyer, and Buyer agrees to purchase from Seller and accept the assignment from Seller and to assume, all of Seller's right, title and interest in and Seller's obligations arising with respect to the Assumed Contracts arising after the Closing, subject to the terms, covenants and conditions set forth herein.

         2.2 PURCHASE PRICE.

                  (a) The purchase price (the "Purchase Price") of the Property shall be the sum of (i) Three Hundred Thirty-Five Million Dollars ($335,000,000), (ii) PLUS the positive amount (or MINUS any negative amount) of the Working Capital Calculation as of the Proration Time as shown on the Settlement Statement, (iii) to the extent not previously paid by Seller, MINUS an amount, if any, of any assumption fees required by Existing Lender with respect to Buyer's assumption of the Existing Financing.

         (b) The Purchase Price shall be paid as follows:

                  (i) Upon the execution of this Agreement by both Buyer and Seller, Buyer shall deposit in escrow with Title Company a cash payment in an amount equal to Eight Million Dollars ($8,000,000) (the "Deposit"). The Deposit shall be held in an interest bearing account approved by Seller and Buyer; and all interest thereon shall be deemed a part of the Deposit.

                  (ii) Upon consummation of the sale of the Property as contemplated, the Deposit shall be paid to Seller and credited against the Purchase Price. In the event this Agreement is terminated by Buyer in accordance with Buyer's right to do so under the terms and provisions hereof, the Deposit shall be promptly returned to Buyer. IN THE EVENT THAT BUYER SHOULD OTHERWISE FAIL TO CONSUMMATE THE PURCHASE OF THE

PROPERTY FOR ANY REASON, EXCEPT SELLER'S DEFAULT, OR THE TERMINATION OF THIS AGREEMENT BY BUYER PURSUANT TO A RIGHT TO DO SO UNDER ONE OF THE TERMS OR PROVISIONS REFERENCED BELOW, THEN THE $8,000,000 DEPOSIT SHALL BE PROMPTLY PAID BY TITLE COMPANY TO SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF FAILURE BY BUYER TO CONSUMMATE THIS SALE AS SPECIFIED ABOVE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION AND CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE PARTIES HAVE AGREED UPON THE AMOUNT OF THE DEPOSIT, AS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT HEREUNDER BY BUYER; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL IN NO EVENT LIMIT BUYER'S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.1 AND 12.8, FOR WHICH THERE SHALL BE NO MANDATORY LIMITATIONS; AND FURTHER PROVIDED, HOWEVER, THAT THIS DOLLAR LIMITATION SHALL NOT LIMIT BUYER'S OBLIGATIONS TO PAY SELLER ALL ATTORNEYS' FEES AND COSTS OF SELLER TO ENFORCE THE PROVISIONS OF THIS SECTION 2.2.

                  In the event that Seller should fail to consummate the sale of the Property for any reason, except Buyer's default, or a termination of this Agreement by Seller pursuant to a right to do so under the terms and provisions hereof, Buyer, as its sole and exclusive remedy, may elect any one of the following remedies: (A) to terminate this Agreement by written notice to Seller and receive a prompt return of the Deposit, and Seller shall pay to Buyer any out-of-pocket title, escrow, legal and inspection fees, costs and expenses actually incurred by Buyer in connection with the performance of its due diligence review of the Property and the negotiation and performance of this Agreement, up to a maximum of Five Hundred Thousand Dollars ($500,000), provided, however, that this dollar limitation shall not limit Seller's obligation to pay Buyer all attorneys' fees and costs of Buyer to enforce the provisions of this Section 2.2; or (B) to sue for specific performance, without the right to seek damages (subject to the following sentence). In the event specific performance is not available because Seller is no longer the owner of the Hotel or otherwise not granted to Buyer following an action for specific performance brought by Buyer, then Buyer shall have the right to bring an action against Seller for all of Buyer's damages in an amount not to exceed Eight Million Dollars ($8,000,000); provided, however, that this limitation shall not limit Seller's indemnification obligations under Section
12.8 for which there shall be no mandatory limitation.

                  (iii) Subject to the terms of Section 10.3 below, Buyer shall acquire title to the Property subject to, and Buyer shall assume, that certain loan in the original principal amount of $65,000,000 made by Existing Lender to Seller, as secured by a lien and other security documents encumbering the Property (the "Existing Financing"). Seller agrees that it will pay the assumption fee imposed by Existing Lender with respect to Buyer's assumption of the Existing Financing For purposes of this Agreement, "Existing Financing Documents" means all documents and instruments executed by Seller which evidence and/or secure payment of the Existing Financing.

                  (iv) The Purchase Price, less (a) any portion of the Deposit that may have been applied to the Purchase Price, and (b) the amount of the then-outstanding principal balance of the Existing Financing, shall be paid to Seller in immediately available funds at the Closing.

         2.3 WORKING CAPITAL CALCULATION.

                  (a) Not later than 9:00 a.m. Los Angeles time on the date which is at least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a draft good faith estimate of the Working Capital Calculation as of the most recent month end together with reasonable documentation supporting the information set forth in such estimate; however, the Working Capital Calculation will be adjusted based upon the most current Accounts Payable and Accounts Receivable subsidiary ledgers to reflect known changes. To the extent that the WC Calculation Estimate balance is positive, then the positive balance shall be added to the Purchase Price and if the WC Calculation Estimate balance is negative, then the negative balance shall be a credit against the Purchase Price. Buyer shall review the draft WC Calculation Estimate, and not later than 5:00 p.m. Los Angeles time on the date which is three (3) business days prior to the Closing Date, Buyer shall furnish to Seller any comments which Buyer may have with respect thereto, or any objection it may have to the amounts shown thereon, together with its reasons for such objection. Thereafter, Seller and Buyer (each acting reasonably and in good faith) shall attempt to resolve, prior to the Closing Date, any disagreement with respect to such draft of the WC Calculation Estimate. Should an adjustment be necessary to the WC Calculation Estimate, the Seller shall deliver to Title Company and Buyer a revised WC Calculation Estimate no later than 7:00 A.M. Los Angeles time on the Closing Date.

                  (b) Each party shall provide to the other reasonable access to the books, records, computer runs and other documents relating to the Hotel Business which contain information relevant to completing the Final WC Calculation as of the Closing Date.

                  (c) As part of the determination of the Final WC Calculation, on the date which is ninety (90) days following the Closing, Seller and Buyer shall reconcile the amount of Accounts Receivable collected by Buyer following the Closing with the amount of Accounts Receivable and shall update all of the other calculations included in the WC Calculation Estimate. If the Accounts Receivable included in the final calculation is greater than the amounts collected by Buyer as of such date, then Seller shall promptly reimburse Buyer for such excess amount, and Buyer shall reassign to Seller the right to collect any Accounts Receivable remaining unpaid as of such date. Although ninety-five percent (95%) of the Accounts Receivable is included in the WC Calculation Estimate pursuant to Section 2.3(a), it is the intent that 100% of all Accounts Receivable collected will be remitted to Seller through the Final WC Calculation pursuant to this
Section 2.3(c) and all uncollected Accounts Receivable will be assigned to Seller.

                  (d) For any Accounts Payable pertaining to the period prior to the Proration Time that were not included in the WC Calculation Estimate (the "Uncredited AP"), Buyer will forward a copy of such Uncredited APs to Seller for Seller's approval. If Seller does not notify Buyer within five (5) days of receipt of such item of Seller's disapproval thereof, then Seller shall be deemed to have approved such item and Buyer will proceed to make the appropriate payment.

If Seller determines not to approve the Uncredited AP, Seller shall so notify Buyer in writing and then Seller shall be solely responsible for such Uncredited AP. In no event shall Buyer be deemed to have assumed Uncredited APs. If the amount of Uncredited APs paid by Buyer exceeds $250,000 prior to 90 days after Closing (or such extended period), Seller shall promptly reimburse Buyer for such entire amount. Seller shall reimburse Buyer on or before ninety (90) days after Closing for all Uncredited APs if less than $250,000.

                  (e) If the Final WC Calculation, as agreed upon between Buyer and Seller, shows any amount due from Seller to Buyer, or vice versa, the party owing such amount shall pay such amount (in immediately available funds) within five (5) business days. If Seller and Buyer are unable to agree on a Final WC Calculation or the amounts to be prorated pursuant to this Agreement after a ninety (90) day period following Closing, then either party may submit the matter to a mutually agreed upon "Big Five" certified public accounting firm ("CPA Firm") for determination, and the party electing to submit such matter for determination shall provide written notice to the other party setting forth such election, along with reasonable detail of the matters of objection, no later than five (5) days after the expiration of the ninety (90) day period referred to in Section 2.3(b). In the absence of such notice the Final WC Calculation will be deemed final. Within thirty (30) days of the date of notice requesting determination, the CPA Firm shall review the information presented by Seller and Buyer regarding the Working Capital Calculation matters on which Seller and Buyer disagree, and shall determine the matter in a manner consistent with the provisions of this Section 2 as a neutral arbitrator. The CPA Firm's determination shall be binding and conclusive upon both parties and enforceable in any court of competent jurisdiction. The responsibility of payment for the CPA firm's fees, charges and other expenses will be either (i) if the CPA Firm's determination identifies an amount owed to the party requesting such determination which is greater than $100,000 in excess of the disputed portion of the WC Calculation then Seller and Buyer each shall pay fifty percent (50%) of the fees, charges and other expenses of the CPA Firm for making such determination, or (ii) if the CPA Firm's determination identifies an amount owed to the requesting party which is less than $100,000 in excess of the disputed portion of the WC Calculation, then the party requesting the determination shall pay all of the CPA Firm's fees. If the CPA Firm's determination discloses that either Seller or Buyer owes any sum to the other party, the party which owes such sum shall pay the full amount thereof within fifteen (15) business days after the CPA Firm's determination.

                  (f) The provisions of this Section 2.3 shall survive the Closing.

         2.4 SETTLEMENT STATEMENT. Not later than 7:00 a.m. Los Angeles time on the Closing Date, Seller shall deliver to Title Company and Buyer the settlement statement agreed upon by the parties (the "Settlement Statement") setting forth the amounts due to Seller and owing from Buyer at the Closing, including the WC Calculation Estimate and the Prorations not inconsistent with the WC Calculation Estimate, and Title Company shall rely conclusively thereon in settling the accounts of Buyer and Seller.

                                   ARTICLE III

                                TRANSITION PERIOD

         3.1 BUYER'S TRANSITION PERIOD. During the Transition Period, Buyer shall have the right to interview applicants for employment, which applicants may include present Hotel employees (and applicants not among the Hotel employees) and which interview process may include drug testing. Further, during the Transition Period Buyer shall have the right to engage in "shadow management" in accordance with the terms of Section 12.13 below. During the Transition Period, Seller shall provide Buyer at no charge with meeting facilities reasonably satisfactory to Buyer so that Buyer may engage in the activities described hereinabove.

                                   ARTICLE IV

                        CONDITIONS TO BUYER'S OBLIGATIONS

         4.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Property shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, which are intended solely for the benefit of Buyer:

                  (a) DELIVERY OF DOCUMENTS. Seller shall have delivered to Buyer or to the Title Company, as applicable, all of the items listed in
Section 9.3(a) (provided, however, that Seller's failure to deliver the Villas Association Consent to the Assignment of Ground Lease shall not be governed by the terms of this Section 4.1, and shall not be a condition to Buyer's obligation to close, but instead shall be governed by the provisions of Sections 12.15 and 12.16 below).

                  (b) TITLE POLICY. The Title Company shall have issued or be prepared to issue the Title Policy to Buyer at the Closing, upon the sole condition of the payment of the negotiated premium, indicating that the Real Property is vested in Buyer as of the Closing, subject only to the pre-printed exclusions and the Permitted Exceptions shown in the Title Commitment. Seller hereby agrees to take all action(s) necessary to deliver the Real Property to Buyer free and clear of any liens other than the lien of the Existing Financing (including, but not limited to any liens related to the Construction Litigation),which such actions shall include, without limitation, Seller's delivery to the Title Company of affidavits of ownership and mechanic's liens, lien reconveyances and/or other release documents. Seller shall also comply with all other requirements imposed by the Title Company upon Seller so that the Title Policy may be issued to Buyer.

                  (c) REPRESENTATIONS. All of Seller's representations contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made or, in the case of Schedules, when updated as expressly permitted herein, and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date such that no Material Adverse Change or Effect shall have occurred.

                  (d) COMPLIANCE. Seller shall have performed, observed and complied with all covenant and agreements to be performed by Seller pursuant to this Agreement in all material respects.

                  (e) ASSUMPTION OF EXISTING FINANCING. Seller shall have obtained the consent of Existing Lender to the assignment of the Existing Financing to Buyer, on substantially the same terms (I.E., interest rate, maturity date as currently existing).

                  (f) EXISTING FINANCING BENEFICIARY STATEMENT. Buyer shall have received a beneficiary statement ("Beneficiary Statement") from the Existing Lender setting forth (i) the unpaid principal balance of the Existing Financing as of the date of such Beneficiary Statement, (ii) the annual interest rate of the Existing Financing for the remaining term thereof, (iii) confirmation of all impounds, security accounts, reserve accounts, and other cash or collateral accounts called for or contemplated in the Existing Financing Documents, and (iv) such other matters as the Existing Lender is required to include in a beneficiary statement by law and/or as otherwise provided in the Existing Financing Documents.

                  (g) SALE OF PERSONAL PROPERTY. Seller shall be prepared to deliver the Personal Property to Buyer free of any liens, encumbrances or interests of third parties or of Seller except for the Existing Financing and any vendor liens with respect to that portion of the Personal Property which is being leased by Seller, materialmen liens or other vendor liens arising in the ordinary course of business and which are otherwise reflected in the Accounts Payable and except for any software licensing restrictions disclosed in writing to Buyer during the Transition Period). Further, Seller shall have paid all sales and use taxes arising from or attributable to the business and operations of the Hotel and/or the Hotel Business as conducted by Seller prior to the Closing Date.

         If any of the foregoing conditions are not satisfied by Seller or the Existing Lender, or otherwise waived by Buyer, on or before the Closing Date, then Buyer shall notify Seller in writing of those conditions which have not been satisfied and otherwise waived by Buyer (the "Buyer's Closing Conditions Failure Notice"). Seller shall have two (2) business days after Buyer has delivered to Seller the Buyer's Closing Conditions Failure Notice (and the Closing shall be extended, if necessary to give Seller such two (2) business day period) in which to cure such matters to Buyer's reasonable satisfaction prior to the day of Closing (as same may be extended). If Seller fails to cure such matters, then within two (2) business days after the expiration of such 2-day business period (and the Closing shall be extended, if necessary, to give Buyer such two (2) business day period), Buyer, at its sole option, may elect to do any of the following: (i) if the condition in question is any of those conditions specified in Sections 4.1(b), (e), (f) or
(g), and Seller is not in any material manner responsible for the deviation or failure of such condition, then Buyer may elect to terminate this Agreement by delivering written notice thereof to Seller, in which event Seller shall promptly cause the return to Buyer of the Deposit, and the parties shall have no further obligations hereunder except for the indemnity contained in Sections 11.1 and 12.8 hereof; (ii) if the Buyer closing condition in question is any of those conditions specified in Sections 4.1(d), or if the closing condition in question is any of those specified in Sections 4.1(b), (e) or (f) and Seller is actually responsible for the deviation or failure of such closing condition, then Buyer may pursue the remedies available to it pursuant to Section 2.2; or (iii) Buyer may elect to waive the closing condition(s) in question and proceed with the purchase of the Property in which case Buyer shall have no recourse against Seller for the deviation or failure of such Closing condition. If Seller elects to cure such matters as set forth in the Buyer's Closing Conditions Failure Notice, Seller shall promptly take any and all actions as may be necessary to cure same provided that the Closing shall not be extended for a period of time beyond two (2) business days to enable Seller to accomplish same unless reasonably acceptable to both Seller and Buyer.

                                    ARTICLE V

                       CONDITIONS TO SELLER'S OBLIGATIONS

         5.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to sell the Property to Buyer shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, which are intended solely for the benefit of Seller:

                  (a) DELIVERY OF DOCUMENTS. Buyer shall have delivered to Seller or to the Title Company, as applicable, all of the items listed in
Section 9.3(b).

                  (b) REPRESENTATIONS. All of Buyer's representations contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

                  (c) COMPLIANCE. Buyer shall have performed, observed and complied with all covenants, and agreements to be performed by Buyer pursuant to this Agreement in all material respects except where the failure to perform, observe or comply will not result in a Material Adverse Change.

                  (d) EXISTING LENDER RELEASE OF SELLER. Existing Lender shall have released Seller from any obligations under the Existing Financing.

         If any of the foregoing conditions are not satisfied by Buyer or the Existing Lender, or otherwise waived by Seller, on or before the Closing Date, then Seller shall notify Buyer in writing of those conditions which have not been satisfied and otherwise waived by Seller (the "Seller's Closing Conditions Failure Notice"). Buyer shall have two (2) business days after Seller has delivered to Buyer the Seller's Closing Conditions Failure Notice (and the Closing shall be extended, if necessary to give Buyer such two (2) business day period) in which to cure such matters to Seller's reasonable satisfaction prior to the day of Closing (as same may be extended). If Buyer fails to cure such matters, then within two (2) business days after the expiration of such two (2) business day period (and the Closing shall be extended, if necessary, to give Seller such two (2) business day period), Seller, at its sole option, may elect to do any of the following: (i) if the condition in question is the condition specified in clause (d) then Seller may terminate this Agreement by delivering written notice thereof to Buyer, in which event Seller shall promptly cause the return of the Deposit to Buyer, and the parties shall have no further obligations hereunder except for the indemnity contained in Sections 11.1 and 12.8 hereof; (ii) if the condition in question is specified in clauses (a), (b) or (c), Seller may elect to terminate this Agreement by delivering written notice thereof to Buyer, in which event Seller shall be entitled to its remedies under Section 2.2 and the parties shall have no further obligations hereunder except pursuant to the indemnity contained in Section 11.1 hereof; or (iii) Seller may elect to waive the closing condition(s) in question and proceed with the sale of the Property in which case Seller shall have no recourse against Buyer for the deviation or failure of such Closing condition. If Buyer elects to cure such matters as set forth in the Seller's Closing Conditions Failure Notice, Buyer shall promptly take any and all actions as may be necessary to cure same provided that the Closing shall not be extended for a period of time beyond two (2) business days to enable Buyer to accomplish same unless reasonably acceptable to both Buyer and Seller.

                                   ARTICLE VI

                            SELLER'S REPRESENTATIONS

         6.1 REPRESENTATIONS OF SELLER. Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that:

             (a) (i) Seller is duly organized and legally and validly existing under the laws of the State of Arizona and is qualified to do business in the State of Arizona, (ii) the execution and delivery by Seller of, and Seller's performance under, this Agreement are within Seller's powers and have been duly authorized by all requisite limited liability limited partnership action, (iii) the Persons executing this Agreement on behalf of Seller have full power and authority to do so, (iv) no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, dissolution or other similar legal proceedings are pending or, to Seller's Knowledge, threatened against Seller and/or any of its direct or indirect constituent partners, nor are any such proceedings contemplated by them, and (v) neither Seller nor any of its direct or indirect constituent partners have ever been a debtor under any case commenced under the United States Bankruptcy Code.

             (b) The execution, delivery and performance of this Agreement by Seller will not violate any judicial order or any material provision of any material agreement by which any of the material assets comprising the Hotel and/or the Hotel Business may be bound, to which Seller is a party, or, to Seller's Knowledge, to which the "Pre-Conversion Seller" (as defined below) was a party. This Agreement and the other documents and instruments to be executed by Seller hereunder shall, once executed and delivered by Seller, constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally. Except as set forth on Schedule 6.1(b), to Seller's Knowledge no government, or third-party approval or consent which has not already been obtained is required for Seller's execution and delivery of, or performance of obligations under, this Agreement.

             (c) To Seller's Knowledge any and all existing agreements, other than employment agreements, material to the ownership, operation and management of the Hotel and/or the Hotel Business, as currently conducted by Seller, are included within the Assumed Contracts and/or the Excluded Contracts. To Seller's Knowledge, the copies of the Assumed Contracts heretofore delivered Seller to Buyer are true, correct and complete copies of such documents and include any and all amendments, modifications or supplements thereto, except as otherwise indicated on the applicable Schedule(s). To Seller's Knowledge, there are no other Equipment Leases, Leases, and Contracts (including, without limitation, contracts for the provision of management services) whether written or oral which will affect all or any material portion of the Hotel and/or the Hotel Business following the Closing except as set forth on Schedules 1.20, 1.40 and 1.17. To Seller's Knowledge, (i) neither Seller, nor the Pre-Conversion Seller, has violated any of the material terms or conditions of any Assumed Contract which is material to the operation, management or business of the Hotel and/or the Hotel Business which would permit termination or material modification of any Assumed Contract which is material to the operation, management or business of the Hotel, and (ii)
Seller has received no notice of default or termination under any Assumed Contract.

             (d) Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received, written notice from any of the Authorities that the Hotel is presently the subject of any assessment or similar proceeding (including assessments for public improvements), except assessments that may be reflected on property tax bills heretofore delivered by Seller and received by Buyer or disclosed in the Title Commitment, nor to Seller's Knowledge have any such proceedings been threatened against the Hotel. To Seller's Knowledge, there are no on-site or off-site public improvements required pursuant to any written agreement or issued permit authorizing the construction or operation of the existing improvements located upon the Real Property which Seller has yet to complete and which are required in connection with the current use, operation and/or maintenance of the Hotel except as may be disclosed in documents previously provided by Seller to Buyer.

             (e) Seller is not a "foreign person" within the meaning of
Section 1445 of the Internal Revenue Code of 1986 (I.E., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in said Section 1445 and the Treasury Regulations promulgated thereunder).

             (f) Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received, written notice from any of the Authorities that the Hotel is the subject of any investigation with respect to, nor in material violation of any material law, statute, ordinance, building or zoning regulation.

             (g) Except as set forth in Schedule 6.1(g), there is no litigation, suit, arbitration or other legal or administrative proceeding pending or, to Seller's Knowledge, threatened against the Seller, any Seller Affiliate, Boca Resorts, Inc., with respect to the Hotel, the Hotel Business or any portion thereof, including, without limitation, any condemnation, eminent domain, environmental, zoning or other land use regulation proceedings.

             (h) Intentionally Omitted.

             (i) Neither Seller or any Seller Affiliate, nor to Seller's Knowledge, the Pre-Conversion Seller, has filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments except for those which have been previously resolved. Further, neither Seller or any Seller Affiliate, nor to Seller's Knowledge, the Pre-Conversion Seller, has received notice from any of the Authorities that sales or personal property taxes have been levied against the Hotel, the Hotel Business or any portion thereof, which notices of protest, or proceedings are pending as of the date hereof.

             (j) Seller has not, and to Seller's Knowledge the Pre-Conversion Seller has not, received written notice from any Authority stating that (i) all licenses and permits necessary for the current operation, use and maintenance of the Hotel are not in full force and effect, or (ii) there is any uncured or uncorrected violation of any such licenses or permits. Seller has provided to Buyer true, correct and complete copies of all of the licenses or permits issued by Authorities to operate, maintain and use the Hotel as it is currently operated, including, without limitation licenses and permits relative to the handling of Hazardous Materials disclosed in the Environmental Reports disclosed as Schedule 6.1(l).

             (k) The Financial Information (i) has been prepared in accordance with the books and records of Seller and in conformity with GAAP consistently applied, (ii) is true and correct in all material respects and accurately sets forth the results of the operations of the Hotel and the Hotel Business in each of the periods covered thereby, and (iii) does not reflect any write-up or revaluation increasing the book value of any of the assets comprising the Hotel and the Hotel Business. Since the expiration of the period last covered by the Financial Information, Seller has not (A) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons except in the ordinary course of business, (B) sold, leased or transferred any of its properties or assets other than in the ordinary course of business, (C) made or obligated itself to make any capital expenditures other than in the ordinary course of business, (D) incurred any obligations or liabilities (including any indebtedness) in connection with any transaction or series of transactions involving in excess of $50,000 in the aggregate, except for this Agreement and the transactions contemplated hereby or other than in the ordinary course of business, (E) waived, canceled, compromised or released any rights having a value in excess of $50,000 in the aggregate other than in the ordinary course of business, (F) made or adopted any significant change in its accounting practice or policies,
(G) made any adjustment to its books and records other than in respect of the conduct and operation of its normal and customary business activities, (H) entered into, terminated, amended or modified any Assumed Contract, other than in the ordinary course of business (I) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith, other than in the ordinary course of business (J) made or pledged any charitable contribution other than in the ordinary course of business, or (K) agreed to do or authorized any of the foregoing, other than in the ordinary course of business.

             (l) Except to the extent specifically disclosed in the Environmental Reports set forth in Schedule 6.1(l), or any new environmental reports commissioned by Buyer, or except to the extent as would not result in or cause a Material Adverse Change or Effect upon the Hotel and/or the Hotel
Business: (i) Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received written notice of pending proceedings or written inquiries by any Authority relating to or arising under any applicable laws regarding Hazardous Materials with respect to the Real Property; (ii) Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received written notice from any Authority threatening any such proceeding or inquiry; (iii) Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received written notice from any Authority of any material violation that remains uncured of any applicable law regarding Hazardous Materials; and
(iv) Seller has not used, stored, disposed of or released any Hazardous Materials in violation of any Governmental Regulations in, on, under or about the Hotel,

             (m) There are no underground storage tanks under the Hotel, except to the extent specifically disclosed in the Environmental Reports or any new environmental reports commissioned by Buyer prior to the date of this Agreement or as heretofore disclosed in writing by Seller to Buyer.

             (n) The list of Membership Agreements listed on Schedule 1.44 is a complete list of members on the date of execution of this Agreement. With respect to those agreements entered into by Seller from and after March 2, 1998, and to Seller's Knowledge, with respect to those membership agreements entered into prior to such date, the contractual rights of such members to use all or any of the facilities comprising the Hotel are solely as set forth in the Membership Agreements which are included within the Assumed Contracts.

             (o) The list of Persons participating in "The Villas" rental pool program set forth on Schedule 1.58 is a complete list of such participants on the date of execution of this Agreement. With respect to those agreements entered into by Seller from and after March 2, 1998, and to Seller's
Knowledge, with respect to those agreements entered into prior to such date, the Residency Agreements, the Hotel Amenities Agreement dated January 23, 1995 between BHP GP and Villas Association, the Property Management Agreement ("Villas Management Agreement") dated January 1, 1997, between Villas Association and AZ Biltmore Hotel Limited Partnership, a Delaware limited partnership ("AZ Biltmore"), and that certain Service Agreement dated January 1, 1997, between Villas Association and BHP GP ("Villas Service Agreement"), and any other related documents referenced in the Title Commitment (collectively, the "Villas Agreements") set forth the contractual relationships of the parties thereto. To the extent in Seller's possession or control, Seller has heretofore delivered to Buyer true, correct and complete copies of all such Villas Agreements, including, without limitation, any amendments, modification or supplements thereto.

             (p) To Seller's Knowledge, Seller is not in material default under any agreement, document or other instrument evidencing and/or securing the Existing Financing, nor to Seller's Knowledge has any event occurred (other than the filing of a construction lien in connection with the Construction Litigation and/or the possibility that the Ground Lease may be characterized as "after acquired property") which constitutes, or after notice or the passage of time, or both, would constitute a material default by Seller thereunder; provided however, no representation is made by Seller hereunder with respect to whether or not any default has occurred under 6.10 of the Deed of Trust constituting part of the Existing Financing Documents.

             (q) Since March 2, 1998, the Villas participating in the rental pool have been operated in accordance with the terms of the Villas Agreements in all material respects. Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received, any written notice from any Authority, any owner of a unit within The Villas complex or any other third party regarding the failure of The Villas to comply with any law, ordinance, rule, regulation, statute or decree.

             (r) Intentionally Omitted.

             (s) The list of trade-outs set forth on Schedule 6.1(s) attached hereto and the values accorded thereto, is true, accurate and complete in all material respects.

             (t) Seller has provided Buyer with copies of the Golf Course Agreements, which to Seller's Knowledge are true, correct and complete copies, and Seller has authorized Seller's counsel to give Buyer complete access to all pleadings and related exhibits and correspondence in connection with the Golf Rights Litigation (the "Golf Rights Litigation Pleadings"). To Seller's Knowledge, the Golf Course Agreements, as may be modified, supplemented or amended (if at all), by the Golf Rights Litigation, the Golf Rights Litigation Pleadings and the agreement with Spectrum Golf, Inc. are all the agreements with Seller pertaining to the operation or use of the Adobe or Links golf courses or granting any option or right of first refusal to acquire any portion of the golf courses.

             (u) To Seller's Knowledge, Seller has heretofore delivered or otherwise made available to Buyer's representatives all material agreements, contracts (including, but not limited to, the Assumed Contracts and the Excluded Contracts, the Licenses and Permits and materials regarding the Existing Expansion Entitlements and Existing Financing), documents, studies and reports (including, but not limited to, engineering, soils and environmental studies and reports) and other materials relating to the condition, ownership, management, maintenance, operation, development, construction and financing of the Property in the possession or control of Seller (collectively, the "Due Diligence Materials"), and the Due Diligence Materials delivered to Buyer by or on behalf of Seller, to Seller's Knowledge (i) are correct copies of what they purport to be, and (ii) have not been modified except as expressly set forth therein.

             (v) Seller has good and transferable title to the Personal Property that is owned by Seller and except for the Existing Financing and any vendor liens with respect to that portion of the Personal Property which is being leased by Seller, materialmen liens or other vendor liens arising in the ordinary course of business and which are otherwise reflected in the Accounts Payable, there will be no liens or encumbrances with respect to the Personal Property upon transfer of the Personal Property to Buyer at Closing.

             (w) Neither Seller, nor to Seller's Knowledge, the Pre-Conversion Seller, has received written notice from any insurance company of any defects or inadequacies in the Hotel, that any such insurance company has advised Seller or the Pre-Conversion Seller if not corrected would result in a termination of Seller's existing insurance coverage with respect to the Hotel or any material increase in the premiums payable thereunder. Seller has heretofore delivered to Buyer true and correct copies of certificates evidencing all of the property and liability insurance policies maintained by Seller with respect to the Property on the date hereof.

             (x) Except to the extent attributable to Seller's proposed sale of the Property to Buyer in accordance with this Agreement, (i) to Seller's Knowledge, no work stoppage is being threatened which should materially adversely affect the operations of the Hotel, and (ii) except for the CBA and except as otherwise disclosed in writing, there are presently no labor contract negotiations in progress by Seller with any union representing any Hotel employees. Neither

Seller, nor to Seller's Knowledge, the Pre-Conversion Seller, has received written notice of any pending charge of unfair labor practices.

             (y) There are no pending or, to Seller's Knowledge, threatened actions, suits or proceedings to revoke, attack, invalidate, rescind or modify the Existing Expansion Entitlements.

             (z) To Seller's Knowledge, Schedule 1.38 sets forth all licenses, written agreements or other documents affecting Seller's current use and operation of the Intellectual Property of the Hotel and/or the Hotel Business (the "Intellectual Property Agreements"). Except as alleged in the Golf Course Litigation, Seller has not received, and to Seller's Knowledge, the Pre-Conversion Seller has not received, any written notice that Seller's current use of the Intellectual Property in connection with the use and operation of the Property, and the unrestricted conduct, use and exploitation of the Intellectual Property, infringes or misappropriates any rights held or asserted by any Person. Except as specifically set forth in any Assumed Contract relating to any of the Intellectual Property, to Seller's Knowledge no payments, other than license payments, are required for the continued use of the Intellectual Property, and Seller has not licensed, transferred or otherwise granted use rights relative to the Intellectual Property to any third party or any Affiliate of Seller except as otherwise set forth on Schedule 6.1(z).

             (aa) Intentionally Omitted.

             (bb) Except as otherwise disclosed in Schedule 1.38, neither Seller nor, to Seller's Knowledge, the Pre-Conversion Seller, has entered into any licensing agreement or franchise agreement utilizing the name of the Hotel or any Intellectual Property of the Hotel with respect to any line of merchandise, including, but not limited to, spa products, other than for use or sale at the Hotel.

             (cc) Seller has not utilized any of the services with respect to the ITM trade-out listed on Schedule 6.1(s) that is not represented as a liability in the WC Calculation.

             (dd) There is no agreement with any third party, written or oral, with respect to the management and operation of the Hotel and/or the Hotel Business taken substantially as a whole by third parties (E.G., a franchise or management agreement with Hyatt).

         Notwithstanding any other terms of this Agreement to the contrary, for purposes of Sections 6.1(a), (b), (c), (d), (e), (f), (i), (j), (l), (p), (q),
(t), (w), (x), (z), (bb) and (cc) only, all references to "Seller" shall mean Biltmore Hotel Partners, LLLP, an Arizona limited liability limited partnership, and shall not include the entity Biltmore Hotel Partners, an Arizona general partnership. Further, all references in said Sections to "Pre-Conversion Seller" shall mean only Biltmore Hotel Partners, an Arizona general partnership, and shall not include the entity Biltmore Hotel Partners, LLLP.

         6.2 SURVIVAL AND LIMITATIONS. Seller's representations and warranties set forth in this Agreement or in any document, certificate or exhibit given or delivered pursuant to or in connection with this Agreement shall survive the Closing until June 30, 2001 (the "Survival Period") and shall not be deemed to merge into any of the Closing Documents, provided, however, Seller shall have no liability to Buyer for any breach of such representations and warranties or breach of any covenants under this Agreement unless:

             (a) Buyer has given Seller written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, prior to the expiration of the Survival Period; and

             (b) The loss from any single such breach of Seller's representations and warranties (or, if Buyer incurs losses from a series of repetitive breaches of substantially identical matters, the aggregate losses for such breaches) exceeds $25,000; and

             (c) The aggregate losses from all such breaches of Seller's representations and warranties satisfying the requirement of subparagraph (b) above, exceeds $1,350,000 and then only to the extent that such aggregate losses exceed $1,350,000; and

             (d) Notwithstanding anything to the contrary contained herein, in no event shall Seller's aggregate liability for all such breaches of its representations and warranties herein exceed $25,000,000. A violation of Seller's representation in Section 6.1(dd) above is not subject to clauses
(a)-(c) above.

             (e) A violation of the representations and warranties contained in the Assignment of Ground Lease, Consent to Assignment of Ground Lease, the Sublease and/or the Tri-Party Agreement Regarding Ground Lease shall not be subject to clauses (a)-(d) above.

         6.3 NOTICE OF SUBSEQUENT EVENTS OR DISCOVERY. Prior to Closing, Buyer and Seller shall each give the other prompt written notice of its discovery of any event or condition which has the effect of making any representations and warranties contained in Section 6.1 materially inaccurate. In the event Seller makes such disclosure to Buyer or if John Saer, Scott Dalecio, Nola Dyal or Gary Beasley discovers or learns of information from whatever source prior to the Closing Date which would, as a result of the operation of Section 4.1(c), entitle Buyer not to honor its obligation to purchase the Property, then Buyer may either (i) terminate this Agreement by giving Seller and Title Company written notice of such election prior to or upon the Closing Date, in which event the Deposit shall be returned to Buyer, or (ii) accept the Property and such changed condition resulting in a Material Adverse Change or Effect, and proceed to Closing hereunder in which case Buyer shall have no further recourse against Seller as a result of such breach. In the event Seller makes such disclosure to Buyer or if John Saer, Scott Dalecio, Nola Dyal or Gary Beasley discovers or learns of information from whatever source prior to the Closing Date which makes the representations and warranties contained in Section 6.1 materially inaccurate but does not result in a Material Adverse Change or Effect, then Buyer shall proceed to Closing hereunder and Buyer shall have the right to proceed against Seller for damages in connection therewith pursuant to the terms of this Section 6.2. The terms of Article VI shall survive the Closing.

                                   ARTICLE VII

                             BUYER'S REPRESENTATIONS

         7.1 REPRESENTATIONS OF BUYER. Buyer hereby represents to Seller, as of the date of this Agreement and the Closing Date, that:

             (a) (i) Buyer is duly organized and legally existing under the laws of the State of Delaware, and is qualified to do business in the State of Arizona, (ii) the execution and delivery by Buyer of, and Buyer's performance under, this Agreement are within Buyer's powers and have been duly authorized by all requisite corporate, partnership, or limited liability company action, (iii) the assumption of the Existing Financing by Buyer has been duly authorized by all requisite corporate, partnership or limited liability company action, (iv) the person executing this Agreement on behalf of Buyer has the authority to do so, (v) no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, dissolution or other similar legal proceedings are pending or, to Buyer's Knowledge, threatened against Buyer and/or any of its direct or indirect equity holders, nor are any such proceedings contemplated by them, and (vi) neither Buyer nor any of its direct or indirect equity holders has ever been a debtor under any case commenced under the United States Bankruptcy Code.

             (b) The execution, delivery and performance of this Agreement and the assumption of the Existing Financing by Buyer will not violate any provision of any agreement, judicial order, or any applicable law to which Buyer is a party or to which Buyer is a party or by which Buyer or any of the assets comprising the Property may be bound. This Agreement and the other documents and instruments to be executed by Buyer hereunder shall, once executed and delivered by Buyer, constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally. No government, internal, or third-party approval or consent which has not already been obtained is required for Buyer's execution and delivery of, or performance of obligations under, this Agreement.

             (c) There is no litigation pending against Buyer that would adversely affect or interfere with Buyer's ability to perform its obligations under this Agreement.

         7.2 SURVIVAL. Buyer's representations and warranties set forth in this Agreement, or any document, certificate or exhibit given or delivered pursuant to or in connection with this Agreement shall survive until the expiration of the Survival Period and shall not be deemed to merge into any of the Closing Documents, provided, however, Buyer shall have no liability to Seller for any breach of such representations and warranties unless:

             (a) Seller has given Buyer written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, prior to the expiration of the Survival Period; and

             (b) The loss from any single breach of Buyer's representations and warranties (or, if Seller incurs losses from a series of repetitive breaches of substantially identical matters, the aggregate losses for such breaches) exceeds $25,000; and

             (c) The aggregate losses from all breaches of Buyer's representations and warranties satisfying the requirement of subparagraph (b) above, exceeds $1,350,000 and then only to the extent that such aggregate losses exceed $1,350,000; and

             (d) Notwithstanding anything to the contrary contained herein, in no event shall Buyer's aggregate liability for all breaches of its representations and warranties herein exceed $25,000,000.

             (e) A violation of the representations and warranties contained in the Assignment of Ground Lease, Consent to Assignment of Ground Lease, the Sublease and the Tri-Party Agreement Regarding Ground Lease shall not be subject to clauses (a)-(d) above.

         7.3 BUYER'S INDEPENDENT INVESTIGATION.

             (a) Buyer acknowledges and agrees that it has been given before the Closing a full opportunity to inspect and investigate each and every aspect of the Property and to interview all management, including the general manager, the chief engineer, director of sales and marketing, other department representatives, existing tenants under the Leases, service providers and their representatives, either independently or through agents of Buyer's choosing (and Seller acknowledges and agrees that subject to the provisions of Section 11.1 hereof, Seller has heretofore given and shall provide Buyer with reasonable access to the Property (subject to the rights of tenants under the Leases) to facilitate such inspection and investigation), including, without limitation:

                 (i) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes (including, without limitation, the Americans with Disabilities Act (the "ADA")).

                 (ii) The physical and environmental condition and all other aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, the mechanical, electrical, HVAC and plumbing components, the roofs, the paving, the utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property has included an examination for the presence or absence of Hazardous Materials.

                 (iii) Any easements and/or access rights affecting the Property.

                 (iv) The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent.

                 (v) The Equipment Leases, Contracts, insurance policies and any other documents or agreements of significance affecting the Property.

                 (vi) All other matters that Buyer deems to be of significance affecting the Property.

             (b) BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY AND THE GOLF RIGHTS ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical; mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity (including, without limitation, the Americans with Disabilities Act), (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property,
(x) the Leases, Equipment Leases, Contracts or any other agreements affecting the Property and (xi) the operating performance and economics of the Property (Buyer hereby expressly acknowledging that Seller has not made and is not making any representations or guarantees of any kind concerning the future operating performance and profitability of the Hotel and that Buyer shall make its own investigation and arrive at its own determination concerning the future performance and profitability of the Hotel).

             (c) Subject to Seller's express representations set forth in Sections 6.1(f), (g), (j), (l) and (m) above (which representations are subject to any written reports and materials provided by Seller to Buyer and any reports prepared on behalf of Buyer), Buyer acknowledges and agrees that it has conducted engineering and environmental inspections and investigations of the Property to its satisfaction and Buyer is satisfied with the engineering and environmental conditions of the Property and Buyer will not claim any environmental or engineering defect, fault or deficiency as a basis not to close the purchase or to seek a reduction of the Purchase Price.

                                  ARTICLE VIII

                       RISK OF LOSS AND INSURANCE PROCEEDS

         8.1 DAMAGE BY CASUALTY. Seller shall bear all risk of loss with respect to the Property up to the Closing Date. Notwithstanding the foregoing, Seller shall promptly notify Buyer if, prior to the Closing, the Property or any portion thereof is damaged or destroyed by casualty. If the cost to repair such damage or destruction to the Property (as reasonably estimated by Seller and Buyer) would cost less than Seven Million Five
Hundred Thousand Dollars ($7,500,000), Buyer shall not have the right to terminate Buyer's obligations under this Agreement by reason thereof, but Seller shall either repair and restore the Property prior to the Closing or assign and transfer to Buyer on the Closing Date all of Seller's right, title and interests in and to all insurance proceeds including business interruption insurance after the Closing Date paid (and to be paid) to Seller on account of such casualty, and Seller shall additionally credit Buyer with the amount of any deductible under Seller's insurance policies.
Notwithstanding anything to the contrary contained herein, in the event such casualty is deemed to be "Major Damage" (as defined herein below), then this Agreement may be terminated at the option of either party, which option shall be exercised, if at all, by providing written notice to the other party, which notice shall be given within ten (10) business days prior to the Closing Date, provided, however, if Buyer first receives such notification less than ten (10) business days prior to the Closing Date, Buyer may, by notice delivered to Seller, delay the Closing Date to a date not later than ten (10) business days after the date Buyer first receives such notification, and Buyer may elect to terminate this Agreement, as provided herein, during such ten (10) business day period. In the event that a party exercises its election to terminate this Agreement by reason of this Section 8.1, this Agreement shall terminate, Buyer and Seller shall each pay one-half (1/2) of the escrow charges, if any, the Deposit shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Sections 11.1 and 12.8. For purposes hereof, "Major Damage" shall be deemed to be any uninsured damage or destruction to the Property, or any insured damage or destruction to the Property where (a) the cost of repair or replacement is estimated to be Seven Million Five Hundred Thousand Dollars ($7,500,000) or more (as reasonably determined by Seller and Buyer), or (b) the work of repair or replacement shall take more than one hundred eighty (180) days from the date of such damage or destruction to repair or replace (as determined in the parties' good faith judgment), or (c) the net operating income from the Property is (or would be) diminished after the repair or restoration is completed, and/or the proceeds of any rental loss insurance paid shall not cover the diminishment in the net operating income from the Property during the period of repair (as determined in the parties' good faith judgment). Upon the exercise of such option by Buyer, the Deposit shall be returned to Buyer, and upon such return the Agreement shall terminate, except with respect to any indemnity contained in Sections 11.1 and 12.8. If Buyer does not so elect to terminate this Agreement, then Seller shall assign and transfer to Buyer on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable (other than the business interruption proceeds payable or paid prior to Closing) to Seller on account of such casualty, and Buyer shall receive a credit equal to any deductibles under such insurance policies and Seller shall have no obligation to repair or restore the Property.

         8.2 CONDEMNATION. Seller shall promptly notify Buyer if, prior to the Closing, the Property or any interest therein, is taken pursuant to the power of eminent domain, or Seller becomes aware of any proceeding with respect thereto which is instituted. In such event, and provided that such taking would have a Material Adverse Effect on the continued use and operation of the Property as a hotel, Buyer may elect, at its option, to terminate this Agreement as to the Property by delivering notice of such termination to Seller not later than ten
(10) business days after the date Buyer first receives notification from Seller of such taking, institution of proceeding or threat. If Buyer first receives such notification less than ten (10) business days prior to the Closing Date, Buyer may, by notice delivered to Seller, delay the Closing Date to a date not later than ten (10) business days after the date Buyer first receives such notification. In the event
Buyer exercises its election to terminate this Agreement by reason of this
Section 8.2, this Agreement will terminate, Buyer and Seller shall each pay one-half (1/2) of the escrow charges, if any, the Deposit shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Sections
11.1 and 12.8. In the event Buyer does not elect to terminate this Agreement by reason of this Section 8.2, the Closing shall occur on the Closing Date, the Purchase Price shall not be reduced, and Seller shall assign to Buyer all of its rights to compensation from the condemning authority and Buyer shall have no further recourse against Seller as a result of such action.

                                   ARTICLE IX

                                     CLOSING

         9.1 ESCROW INSTRUCTIONS. Upon execution of this Agreement, Seller shall deposit an executed copy of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control. Without limiting the foregoing, no provision of the printed escrow instructions shall modify the time for any performance required by either party under this Agreement, extend the time for Closing, nor give either party any grace period not otherwise provided in this Agreement.

         9.2 CLOSING. The Closing hereunder shall occur on December 22, 2000, or such earlier date as Buyer and Seller may mutually agree upon in writing (the "Closing Date"). Except as otherwise expressly provided herein, the Closing Date may not be extended without the prior written approval of both Seller and Buyer.

         9.3 DEPOSIT AND DELIVERY OF DOCUMENTS.

                  (a) At or before the Closing, Seller shall deposit into escrow with the Title Company or deliver to Buyer the following items relating to the Property or to this transaction:

                           (i) a special warranty deed from Seller conveying all
of its right, title and interest in and to the fee interest and the easement interests contained in the legal description of EXHIBIT A and all buildings, structures, fixtures, landscaping and other improvements constructed on or affixed to such described Real Property, in the form of attached EXHIBIT C, duly executed and acknowledged by Seller and subject only to the Permitted Exceptions applicable to such Real Property;

                           (ii) one (1) counterpart of the Assignment of Ground
Lease assigning Seller's right, title and interest in and to the Ground
Leased Property, and all buildings,
structures, fixtures and other improvements thereon, in the form of attached EXHIBIT B, and including the Consent of Ground Lessor duly executed and acknowledged by Ground Lessor ("Assignment of Ground Lease"); provided, however, Seller's failure to deliver the Consent of Ground Lessor as part of the Assignment of Ground Lease shall not be a default under this Agreement, shall not be the basis for Buyer to delay Closing the transaction and Buyer shall have no right to terminate this Agreement with respect thereto;

                           (iii) two (2) counterparts of the bill of sale from
Seller with respect to the Personal Property owned by Seller, in the form of attached EXHIBIT D (the "Bill of Sale"), duly executed by Seller;

                           (iv) two (2) counterparts of an assignment of the
Contracts, Equipment Leases, Leases, Residency Agreements, Membership Agreements and Warranties and Guaranties to the extent such items are (A) owned by Seller, (B) assignable (and/or any necessary consents thereto have been obtained), and (C) in effect as of the Closing, in the form of EXHIBIT E (the "Assignment of Contracts"), duly executed by Seller;

                           (v) an affidavit that Seller is not a "foreign
person," in compliance with Section 1445 of the Internal Revenue Code, in the form of EXHIBIT F (the "FIRPTA Affidavit"), duly executed by Seller;

                           (vi) the Beneficiary Statement with respect to the
Existing Financing;

                           (vii) three (3) counterparts of the Assignment of
Beneficial Interest in the form attached hereto as EXHIBIT H ("Assignment of Beneficial Interest"), duly executed and acknowledged by Seller and Trustee;

                           (viii)  one (1) counterpart of the Assignment of
Recorded Agreements in the form attached hereto as EXHIBIT K ("Assignment of Recorded Agreements"), duly executed and acknowledged by Seller with respect to the Golf Rights;

                           (ix) the Seller Guaranty in the form of EXHIBIT I
("Seller Guaranty") duly executed by Boca Resorts, Inc., a Delaware corporation ("Guarantor");

                           (x) all applicable tax clearances to indicate that
the Property is being conveyed free and clear of all existing liens, other than the Existing Financing;

                           (xi) one (1) counterpart of the Affidavit of Real
Property Value ("Affidavit of Real Property Value"), duly executed by Seller;

                           (xii) resolutions of Seller, certified as true and
correct by the appropriate officer of Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

                           (xiii) one (1) counterpart of the Assignment and
Assumption of Declarant rights under CC&Rs in the form of EXHIBIT L attached hereto ("Assignment of Declarant Rights"), duly executed and acknowledged by Seller;

                           (xiv) such other instruments and documents as may be
reasonably be required by the Title Company to eliminate exceptions for unfunded mechanics' or materialmen's liens (including, but not limited to any liens related to the Construction Litigation), for the occupancy of any party other than tenants, licensees or other occupants under the Leases and transient lodging guests. Seller shall deliver originals or certified copies of any resolutions, trust indentures, agency agreements, powers of attorney, consents and other documentation, and shall execute such affidavits and indemnities, as may be required by the Title Company, with respect to the authority of Seller or of the person(s) signing on behalf of Seller;

                           (xv) a Certificate of Good Standing for Seller;

                           (xvi) the original books and records of the Hotel
(excluding personnel files), to the extent in Seller's possession or reasonable control, including, but not limited to, the Financial Information), and originals (or to the extent not in Seller's possession or reasonable control, copies) of the Assumed Contracts, Licenses and Permits, all plans, specifications and drawings to the improvements upon the Real Property (but specifically excluding the Villas), and all master keys to all locks located at the Hotel; provided, however, such materials shall be retained at the Hotel and not delivered to the Title Company;

                           (xvii) the Assignment of Golf Course Agreement in the
form of attached EXHIBIT G, duly executed and acknowledged by Seller;

                           (xviii) Special Warranty Deed re: Parcels A-2, A-3
and A-4 of the ground Leased Property (which such Ground Leased Property is referred to as Parcel 6 in the Title Commitment) in the form attached hereto as EXHIBIT P ("Ground Lease Parcels Deed"), duly executed and acknowledged by Seller;

                           (xix) Special Warranty Deed re: improvements on the
Ground Leased Property in the form attached hereto as EXHIBIT Q ("GROUND
LEASE IMPROVEMENTS DEED");

                           (xx) two (2) counterparts of the Sublease Agreement
in the form attached hereto as EXHIBIT R ("Sublease Agreement"), duly executed by Seller;

                           (xxi) one (1) counterpart of the Memorandum of
Sublease in the form attached hereto as EXHIBIT S ("Memorandum of Sublease"), duly executed and acknowledged by Seller; and

                           (xxii) three (3) counterparts of the Tri-Party
Agreement Regarding Ground Lease in the form attached hereto as Exhibit T ("Tri-Party Agreement"), duly executed by Seller and Title Company.

                  (b) At or before the Closing, Buyer shall deposit into the escrow or deliver to Seller the following items relating to the Property or to this transaction:

                           (i) funds necessary to pay the Purchase Price and any
other amounts necessary to close this transaction;

                           (ii) two (2) counterparts of the Bill of Sale;

                           (iii) two (2) counterparts of the Assignment of
Contracts, duly executed by Buyer;

                           (iv) such assignment and assumption documents,
certificates, opinions and other documents as Existing Lender may reasonably request, all in form and substance reasonably required by Existing Lender or as set forth in the Existing Financing documents;

                           (v) one (1) counterpart of the Assignment of Ground
Lease, duly executed and acknowledged by Buyer;

                           (vi) three (3) counterparts of the Assignment of
Beneficial Interest, duly executed and acknowledged by Buyer;

                           (vii) one (1) counterpart of the Assignment of
Declarant Rights, duly executed and acknowledged by Buyer;

                           (viii) one (1) counterpart of the Assignment of
Recorded Agreements duly executed and acknowledged by Buyer;

                           (ix) one (1) counterpart of the Affidavit of Real
Property Value, duly executed by Buyer;

                           (x) resolutions of the board of directors of
Buyer, certified as true and correct by the secretary or other appropriate officer of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated herein;

                           (xi) a Certificate of Good Standing for Buyer;

                           (xii) two (2) counterparts of the Sublease
Agreement, duly executed by Buyer;

                           (xiii) one (1) counterpart of the Memorandum of
Sublease duly executed and acknowledged by Buyer;

                           (xiv) three (3) counterparts of the Tri-Party
Agreement Regarding Ground Lease, duly executed by Buyer; and

                           (xv) any other agreements, documents and other
items expressly required to be delivered to Seller by Buyer pursuant to this Agreement.

                  (c) Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.

         9.4 CLOSING COSTS AND FEES.

                  (a) ATTORNEYS' FEES. Buyer and Seller shall each pay their own attorneys' fees and other fees and costs incurred in connection with the negotiation and consummation of this Agreement and the transaction contemplated hereunder.

                  (b) CLOSING COSTS. Seller shall pay for: (i) the premium for the Title Policy; (ii) one-half (1/2) of any personal property sales taxes applicable to the sale of the Personal Property but specifically excluding any personal property sales taxes solely attributable to Buyer's failure to obtain a re-sale certificate or license, provided, however, Seller shall be fully liable for all personal property sales taxes attributable to Seller's failure to qualify for the "casual sale" exemption set forth in Section 60-590 of the Arizona Revised Statutes; (iii) one-half (1/2) of the escrow charges, if any, of the Title Company; (iv) any fees and costs charged by the Existing Lender related to Buyer's assumption of the Existing Financing; (v) all costs related to bonding over or otherwise providing assurances to the Title Company such that the liens related to the Construction Litigation do not appear upon Buyer's Title Policy and all title costs (including endorsements) related to Seller's inability to obtain the Villas Association consent to the assignment of Ground Lease to Buyer; (vi) one-half (1/2) of any trustee fee paid in connection with the Assignment of Beneficial Interest; (vii) one-half (1/2) of the legal fees of the Existing Lender in connection with the assignment to Buyer of the Existing Financing; and (viii) one-half (1/2) of the cost of having D&T prepare the FF&E Inventory, up to a maximum amount of $12,500. Buyer shall pay: (A) the entire cost of any endorsements to the Title Policy and any coinsurance or reinsurance coverage required by the Buyer (but specifically excluding any endorsement or other title costs related to Sellers' inability to obtain the consent of the Villas Association to the Assignment of Ground Lease to Buyer); (B) one-half (1/2) of the escrow charges, if any, of the Title Company; (C) the balance of the cost of D&T preparing the FF&E Inventory, less Seller's contribution thereto pursuant to clause (viii) herein; (D) all of the fee for the update of the survey; (E) one-half (1/2) of the fee paid to the trustee in connection with the Assignment of Beneficial Interest; (F) one-half (1/2) of any personal property sales taxes applicable to the sale of the Personal Property (but all of the personal property sales taxes attributable to Buyer's failure to obtain a re-sale certificate or license) and specifically excluding any personal property taxes attributable to Seller's failure to qualify for the casual sale exemption;
(G) one-half (1/2) of the legal fees of the Existing Lender in connection with the assignment to Buyer of the Existing Financing and all of the cost for the endorsement to Existing Lender's policy of title insurance; and (H) all of the fees related to the transfer of the Assumed Contracts to Buyer. Any other closing costs shall be paid in accordance with the custom of Maricopa County.

                  (c) SURVIVAL. The provisions of this Section 9.4 shall survive the Closing.

                                    ARTICLE X

                               SELLER'S COVENANTS

         10.1 MAINTENANCE OF THE PROPERTY. From the date hereof until the Closing Date, consistent with Seller's prior operation of the business of the Hotel, Seller shall (a) maintain the Property in substantially the same manner as prior to the date hereof pursuant to Seller's normal course of business and customary for the Property, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Property by casualty or other causes or events beyond the control of Seller, provided, however, that Seller's obligation under this Section 10.1 shall not include any obligation to make capital expenditures except for Seller's Capital Projects (as defined below) if any; (b) continue to maintain its existing insurance coverage on the Property (which insurance shall be terminated by Seller at Closing unless Buyer otherwise elects to assume such insurance coverage by providing Seller with written notice thereof on or prior to Closing); (c) not grant or permit the creation of any voluntary liens or encumbrances affecting the Hotel other than in the ordinary course of business; (d) not enter into any lease, amendment of lease or other contract pertaining to the Hotel, except as provided in Section 10.2; (e) maintain usual and customary levels/inventories of Operating Equipment and Operating Supplies, FF&E, liquor inventory and other Personal Property pursuant to Seller's normal course of business and customary for the Hotel;
(f) not remove or fail to replace any FF&E from the Hotel (other than in the ordinary course of business in which case adequate replacements shall have been made in the ordinary course of business); (g) not hire, discharge and set compensation levels for Hotel employees except in the ordinary course of business or otherwise in accordance with Seller's current and customary practices and policies; and (h) proceed with the capital improvements set forth on Schedule 10.1 attached hereto ("Seller's Capital Projects") through the Closing Date.

         10.2 BUYER'S APPROVAL OF NEW CONTRACTS AFFECTING THE PROPERTY. Seller shall not, between the date of this Agreement and the Closing Date, enter into any lease, amendment of any existing Lease, contract or agreement pertaining in any way to the Property, or modify in any way any Assumed Contracts pertaining in any way to the Property, or waive any rights of Seller thereunder, without in each case obtaining Buyer's prior written consent thereto, which consent shall not be unreasonably withheld or delayed (excluding, however, (a) any booking or room reservation agreements or contracts which are on commercially reasonable terms with unaffiliated third parties, (b) any new leases, amendments of any existing Leases, contracts or agreements with unaffiliated third parties which are on commercially reasonable terms and which will not survive the Closing or which may be canceled without penalty on not more than thirty (30) days' notice, and (c) those new leases, amendments to existing Leases, contracts or agreements which involve an aggregate annual expenditure of less than Ten Thousand Dollars ($10,000). If Buyer fails to give notice of its approval or disapproval of any such proposed action within three (3) business days after Seller notifies Buyer in writing of such decision to take such action, Buyer shall be deemed to have given its approval thereto. For purposes of this Section 10.2, notice shall be given by Seller to Buyer by facsimile sent to Scott Dalecio at (760) 564-8005, with a facsimile copy sent to Nola S. Dyal, Esq. at (760) 564-8003.

         10.3 TERMINATION OF EXISTING AGREEMENTS. On or prior to the Closing Date, Seller shall use its reasonable good faith efforts to provide written notice of termination with respect to any agreement, contract, and/or lease relating to the use, operation, management and/or business of the Hotel which is not an Assumed Contract effective as of the date of Closing.

         10.4 TERMINATION OF VOLUNTARY TITLE EXCEPTION(S). Seller hereby covenants to deliver title to the Real Property at Closing free and clear of any "Voluntary Title Exception(s)" and take, or cause to be taken, all necessary actions on or prior to Closing such that the Voluntary Title Exception(s) shall not appear upon Buyer's Title Policy. The term "Voluntary Title

Exception(s)" shall mean any lien or encumbrance against the Hotel that is knowingly or intentionally created by Seller, provided, however, that the Voluntary Title Exception(s) shall not include those exceptions set forth in Schedule B, Section 2 of the Title Commitment. If prior to Closing either Seller or Buyer becomes aware of any Voluntary Title Exception(s), then Seller or Buyer, as applicable, shall promptly notify the other party thereof, which notice shall describe in reasonable detail the Voluntary Title Exception(s) at issue and Seller shall eliminate or cure all such Voluntary Title Exception(s) on or prior to Closing. Buyer shall reasonably cooperate as necessary to assist Seller to eliminate or cure any such Voluntary Title Exception; provided, however, in no event shall Buyer be required to incur any cost or expend any funds in connection with its reasonable cooperation with Seller.

         10.5 ESTOPPEL CERTIFICATES. Seller hereby covenants and agrees that it will cooperate with Buyer and use good faith efforts in distributing any and all estoppel certificates reasonably requested by Buyer with respect to (a) tenants, occupants or concessionaires under the Leases, (b) the Villas Association with respect to the Property Management Agreement dated January 1, 1997 and the Service Agreement dated January 1, 1997, and/or (c) any other entity, organization or association disclosed in the Title Commitment, provided, however, that Buyer's receipt of such estoppel certificates shall not be a condition to its obligation to close under this Agreement and Buyer shall not have any recourse against Seller if any such certificates are not obtained despite Seller's compliance with the terms of this provision.

                                   ARTICLE XI

                         SELLER'S AND BUYER'S COVENANTS

         11.1 ACCESS. Seller shall give Buyer and its employees, representatives, agents, third party consultants and advisors full access to:
(a) the Property; (b) all of the books, contracts, files, commitments, permits, licenses and any other records relative to the Hotel Buyer deems appropriate with respect thereto, but specifically excluding any personnel files; (c) all management, the chief engineer, director of sales and marketing and other department representatives of the Property, and other employees of the Property; and (d) contact any Authorities that may have information and/or documentation concerning the Property; subject, however, to Buyer's coordination and scheduling of all initial contracts with such persons and/or entities with David Feder, the Senior Vice President and Managing Director of the Hotel, who shall diligently respond to Buyer's requests and reasonably cooperate with Buyer in connection with Buyer's inquiries. Further, Buyer shall coordinate access to Seller's outside counsel with Richard Handley and access to Seller's accountants with Bill Pierce, each of whom shall reasonably respond to Buyer's requests and reasonably cooperate with Buyer in connection with Buyer's inquiries. Seller will cause its accountants to furnish such additional financial and operating data and other information, within the possession and control of such accountants, as Buyer may from time to time reasonably request.

         In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the extent reasonably possible, interference with Seller's business, the business of Seller's tenants, or guests of the Hotel, and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site inspections or testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Buyer shall maintain, and shall ensure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance reasonably adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof; and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall fully restore the Hotel to the condition in which the same was found before any such inspections, tests or studies were undertaken. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys' fees) relating to personal injury or property damage arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement. The indemnification provisions of this Section 11.1 shall survive the Closing or any termination of this Agreement and shall be in addition to any liability under Section 2.2(b)(ii).

         Buyer will permit the Hotel accounting staff ("Staff") to close the books as of the Closing Date and prepare the Closing Balance Chart and Income Statement by January 10, 2001. In addition, Buyer will permit the Staff to prepare a monthly Balance Sheet and Income Statement through the 90 day "true up" period in order to determine the Final Working Capital Calculation.

         11.2 CONFIDENTIALITY: RETURN OF INFORMATION TO SELLER. Prior to the Closing Date, neither party shall directly or indirectly use or disclose any confidential information concerning the Property, the other party, the other party's assets or the transactions contemplated by this Agreement to any Person except that such matters may be disclosed (a) to such party's directors, officers, partners, and employees; (b) to such party's legal counsel, accountants, engineers, architects, financial advisors, lenders and similar professionals and consultants to the extent such party deems it reasonably necessary or appropriate in connection with the evaluation of the transaction contemplated hereby; (c) to third parties having an ownership interest in or relationship with the Hotel (such as existing mortgagees and equipment lessors) to whom disclosure is necessary or desirable in order to facilitate the consummation of the transactions contemplated hereby; and (d) to the extent deemed reasonably necessary to satisfy the Governmental Regulations (including, without limitation, the requirements of a party under all applicable state or federal securities laws). Buyer shall also advertise, interview, test and recruit for employment positions and to make such other disclosures to third parties as Buyer determines, in its reasonable judgment, to consummate the transaction contemplated by this Agreement. For the purpose of this Section 11.2, the term "confidential information" shall mean information which is or becomes known to a party or its respective affiliates or to their employees, former employees, consultants or others in a confidential relationship with such party, including, without limitation, pursuant to the terms of this Agreement, and which relates to the Property, the transactions contemplated by this Agreement or the business of either party; provided, however, that confidential information shall not include (i) information which is or becomes generally available to the public other than through a violation of law or obligation hereunder, (ii) information which, in the opinion of counsel to either party, such party is required by law, court order, governmental order or decree to disclose, except that the other party may at its own expense appeal such court order, (iii) information which was developed by such party on its own, independent from the proprietary information made available to such party hereunder, and (iv) information which was subsequently made available to such party by a third party who was not violating the law or any obligation hereunder in making such disclosure. In addition, except as required by law (which disclosure shall be governed by the terms of clause (ii) hereinabove) neither party shall issue any press release to the public without the prior written consent of the other party; provided, however, that each party acknowledges and agrees that the other party may need to communicate with the press (or applicable governmental entity in connection with securities laws) on an expedited basis both prior to and upon Closing and each party agrees to respond rapidly to any request by the other party with respect thereto and the failure by the party from whom approval is requested to approve or disapprove any press release within twenty-four (24) hours after delivery thereof will be deemed such party's approval of such press release. In any event, each of the parties acknowledge, agree and consent that the press release attached hereto as EXHIBITS O-1 and O-2 has been approved by the parties and will be released simultaneous with the execution hereof. In the event the transaction contemplated by this Agreement fails to close for any reason, then upon Seller's written request therefor, Buyer shall promptly return to Seller and/or destroy all documents, instruments, copies of materials and other written information furnished to Buyer pursuant to the terms of this Agreement.

         11.3 FURTHER ASSURANCES. Subject to the terms and conditions hereof, each party agrees to use its best efforts to do, or cause to be done, all things, not inconsistent with the terms of this Agreement, necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of such additional instruments or documents, not inconsistent with the terms of this Agreement, as any party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby, including, without limitation, in connection with the transfer to Buyer of the Assumed Contracts. Additionally, Seller hereby agrees to reasonably cooperate with Buyer with respect to the assignment of the Golf Rights Litigation, including, but not limited to, executing all documents reasonably requested by Buyer to effectuate a transfer of the Golf Rights Litigation to Buyer , subject, however, to the provisions of this Section 11.3 (including executing a conflict waiver, a limited waiver of attorney-client privilege sufficient to effectuate the transfer to Buyer of the Golf Rights Litigation and a waiver of work product privilege limited to the Golf Rights Litigation, if requested by Brown & Bain, P.A., if Buyer elects to retain such firm for representation in the Golf Rights Litigation) and requesting that Persons testify, at Buyer's expense and as reasonably requested of such Persons, on behalf of Buyer in connection with such Golf Rights Litigation. Further, Buyer hereby agrees to reasonably cooperate with Seller with respect to Seller's on-going prosecution of the Construction Litigation as more fully set forth in the "Litigation Support Agreement" attached hereto as EXHIBIT N. Notwithstanding the foregoing, in no event shall either party be required to incur any expenses in connection with its reasonable cooperation with the other party. Further, with respect to actions identified in the Golf Course Litigation and the Construction Litigation (collectively, the "Actions"), the parties hereto shall have the following duties and responsibilities with respect to the Actions:

                  (a) KABUTO NO. 1.

                           (i) If the Arizona Supreme Court denies review of
Kabuto No. 1, then Seller shall be entitled to pursue, and retain, any award of attorneys' fees, costs, expenses, expert fees and other costs (collectively "Costs") awarded to Seller by any court in Kabuto No. 1. Seller shall be responsible for processing through to completion any dismissals, orders, judgments and other documents and for taking such further actions as are necessary and/or appropriate to document the dismissal of the matter. Prior to the Arizona Supreme Court determination, Seller shall not settle, compromise or otherwise affect any of Buyer's rights in Kabuto No. 1 without the express consent of Buyer, which consent shall not be unreasonably withheld.

                           (ii)     If the Arizona Supreme Court accepts
review, then Buyer shall be responsible, and shall have the right, to defend and to otherwise control, in its sole and absolute discretion, the Kabuto No. 1 litigation, which control includes, but is not limited to, litigation decisions, witness decisions, decisions to settle and all other decisions related to the Kabuto No. 1 litigation, and Seller shall pay all of the Costs related to the Arizona Supreme Court's review, including, but not limited to, reasonable attorneys' fees, provided, however, that (A) in no event shall Seller be responsible for any amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate (including any costs related to the Arizona Supreme Court review of Kabuto No. 2) (it being understood that all Costs in excess of such $50,000 amount shall be the responsibility of Buyer), and (B) Buyer shall not settle the Kabuto No. 1 litigation without Seller's consent which shall not be unreasonably withheld or delayed recognizing that Buyer shall not compromise the award of attorneys' fees and Costs to Seller, without Seller's consent, which Seller may withhold in its sole discretion. If the Arizona Supreme Court subsequently affirms the decision of the Arizona Court of Appeals or otherwise rules against Kabuto in the Kabuto No. 1 litigation, Seller shall be entitled to pursue its award of attorneys' fees as set forth in paragraph (a)(i) above.

                           (iii)    If the Arizona Supreme Court reverses the
judgment of the appellate court, and/or if the Arizona Supreme Court remands the matter to the Arizona Court of Appeals or to the trial court for substantive review (I.E., for other than a determination of attorneys' fees or for clarification of procedural matters), then Buyer shall be responsible, and shall have the right, to pay for, defend and to otherwise control, in its sole and absolute discretion, the Kabuto No. 1 litigation. This control includes, but is not limited to, litigation decisions, witness decisions, decisions to settle and all other decisions related to the Kabuto No. 1 litigation. Additionally, any award of Costs that may be made in the future (but not previously awarded Costs the original award of which has not been vacated, reversed or otherwise eliminated and not subsequently reinstated), by the trial, appellate or Arizona Supreme Court to Seller, shall be assigned and otherwise transferred by Seller to Buyer, and Buyer shall be entitled to pursue and retain any and all such future Costs associated with Kabuto No. 1, excluding previously awarded Costs the original award of which has not been vacated, reversed or otherwise eliminated and not subsequently reinstated (which may not be compromised by Buyer if it has not been vacated, remanded or otherwise eliminated and not subsequently reinstated).

                  (b)      KABUTO NO. 2.

                           (i)      If the Arizona Supreme Court summarily
denies review of Kabuto No. 2, then Seller shall be entitled to pursue, and retain, any award of attorneys' fees, costs, expenses, expert fees and other costs (collectively "Costs") that may be awarded to Seller by any court in Kabuto No. 2. Seller shall be responsible for processing through to completion any dismissals, orders, judgments and other documents, and for taking such further actions as are necessary and/or appropriate to document the dismissal of the matter. Prior to the Arizona Supreme Court determination, Seller shall not settle, compromise or otherwise affect any of Buyer's rights in Kabuto No. 2 without the express consent of Buyer, which consent shall not be unreasonably withheld.

                           (ii)     If the Arizona Supreme Court accepts
review, then Buyer shall be responsible, and shall have the right, to defend and to otherwise control, in its sole and absolute discretion, the Kabuto No. 2 litigation, which control includes, but is not limited to, litigation decisions, witness decisions, decisions to settle and all other decisions related to the Kabuto No. 2 litigation, and Seller shall pay all of the Costs related to the Arizona Supreme Court's review, including, but not limited to, reasonable attorneys' fees, provided, however, that (A) in no event shall Seller be responsible for any amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate (including any costs related to the Arizona Supreme Court review of Kabuto No. 1) (it being understood that all Costs in excess of such $50,000 amount shall be the responsibility of Buyer), and (B) Buyer shall not settle the Kabuto No. 1 litigation without Seller's consent which shall not be unreasonably withheld or delayed recognizing that Buyer shall not compromise the award of attorneys' fees and Costs to Seller, without Seller's consent, which Seller may withhold in its sole discretion. If the Arizona Supreme Court subsequently affirms the decision of the Arizona Court of Appeals or otherwise rules against Kabuto in the Kabuto No. 2 litigation, Seller shall be entitled to pursue its award of attorneys' fees as set forth in paragraph (b)(i) above.

                           (iii)    If the Arizona Supreme Court reverses the
judgment of the appellate court, and/or if the Arizona Supreme Court remands the matter to the Arizona Court of Appeals or to the trial court for substantive review (i.e., for other than a determination of attorneys' fees or for clarification of procedural matters), then Buyer shall be responsible, and shall have the right, to pay for, defend and to otherwise control, in its sole and absolute discretion, the Kabuto No. 2 litigation. This control includes, but is not limited to, litigation decisions, witness decisions, decisions to settle and all other decisions related to the Kabuto No. 2 litigation. Additionally, any award of Costs that may be made in the future (but not previously awarded Costs the original award of which has not been vacated, reversed or otherwise eliminated and not subsequently reinstated), by the trial, appellate or Arizona Supreme Court to Seller, shall be assigned and otherwise transferred by Seller to Buyer, and Buyer shall be entitled to pursue and retain any and all such future Costs associated with Kabuto No. 2, excluding previously awarded Costs the original award of which has not been vacated, reversed or otherwise eliminated and not subsequently reinstated (which may not be compromised by Buyer if it has not been vacated, remanded or otherwise eliminated and not subsequently reinstated).

                  (c) LONDEN LITIGATION. As of the effective date of this Agreement, Buyer shall be responsible, and shall have the right, to pay for, defend and to otherwise control, in its sole and absolute discretion, the Londen Litigation. This control includes, but is not limited to, litigation decisions, witness decisions, decisions to settle and all other decisions related to the Londen Litigation.

                  (d) CONSTRUCTION LITIGATION. As more fully set forth in the Litigation Support Agreement attached hereto as Exhibit N, Buyer hereby agrees to reasonably cooperate with Seller with respect to Seller's on-going prosecution of the Construction Litigation. Buyer acknowledges and agrees that some or all such claims may be compromised, cancelled, modified or terminated in whole or in part, at Seller's sole and unfettered discretion in connection with Seller's retention of the Construction Litigation. At Closing, Buyer shall execute and deliver the Litigation Support Agreement in the form attached hereto as EXHIBIT N.

                  The provisions of this Section 11.3 shall survive the Closing. However, in no event shall Seller have any recourse to Buyer in respect of any Golf Rights Litigation, Construction Litigation or Londen Litigation.

         11.4 EMPLOYEES. Buyer will decide in its sole and absolute discretion whether to employ any of the existing Hotel employees or other applicants interviewed during the Transition Period. Further, notwithstanding any decision made by Buyer with respect thereto, Seller shall be responsible for terminating, at Closing all employees in accordance with the terms of
Section 11.4(a) below; provided, however, that Buyer shall rehire employees of Seller to the extent and for the period after Closing as required to permit Seller to perform this action without requiring that Seller give any notice or otherwise comply with the Worker Adjustment and Retraining Notification Act U.S.C. Section 2101 ET SEQ. (the "WARN Act") and, Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all claims of the employees of Seller, employee representatives, and applicable units of local government based on failure to comply with the WARN Act, to the extent applicable. Unless otherwise agreed between Seller and Buyer, Seller shall be responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, severance obligations, pension benefits and other benefits, including, without limitation, any COBRA rights, earned by and due to or accrued to employees at the Property as of the day prior to the Closing Date, together with FICA, unemployment and other taxes and benefits due from any employer of such employees, and including
COBRA benefits that are due to employees of Seller that Buyer does not hire upon the Closing Date.

                  (a) FUTURE EMPLOYMENT OF EMPLOYEES. At Closing, the employment by Seller of all employees whose employment is at or for the Hotel, shall terminate and such employees shall cease to participate in any employee benefit plans maintained by or for the benefit of Seller. Seller shall retain responsibility for the payment of any employee benefits or entitlements, including severance pay, accrued vacation, sick or holiday pay, to all terminated employees pursuant to any employee benefit plan, fund, program, contract, policy or arrangement of Seller or applicable law or regulation as a result of the consummation of the transactions contemplated hereby. Subject to the WARN Act obligations described in the first paragraph of Section 11.4, nothing in this Agreement, express or implied, shall confer upon any employee of Seller, or any representative of any such employee, any rights or remedies, including any right to employment, continued employment for any period, or seniority rights, of any nature whatsoever, provided, however, that any employee seniority rights shall "vest" with respect to any employees re-hired by Buyer upon Closing and who thereafter remain in Buyer's employment for at least a one (1) year continuous period. Further, Buyer hereby agrees that with respect to any medical benefits provided by Buyer to any employees of the Hotel re-hired by Buyer upon Closing, all "waiting periods" relating to such benefits shall be waived. With respect to the 401(K) benefit plan(s) provided by Buyer to any employees of the Hotel re-hired by Buyer upon Closing, such employees shall be subject to the applicable "qualification" period(s) set forth in such 401(K) benefit plan(s).

                  (b) HEALTH CARE CONTINUATION REQUIREMENTS. The parties acknowledge that the transactions contemplated hereby will result in obligations on the part of Seller and one or more of Seller's employee benefit plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. Seller and each such employee benefit plan that is such a welfare benefits plan shall comply with the applicable requirements of such laws. Seller shall take all actions to insure continuation of each such employee benefit plan that is such a welfare benefit plan for a minimum period of one hundred twenty (120) days from and after the Closing Date. The parties expressly agree that Buyer and Buyer's benefit plans, if any, shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under Seller's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of Seller who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

                  (c) EMPLOYEE BENEFIT PLANS. Except as specifically set forth in this Agreement: (i) Buyer shall not be obligated to assume, continue or maintain any of Seller's employee benefit plans; (ii) no assets or liabilities of such employee benefit plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; and (iii) Seller shall be responsible solely for funding and/or payment of any benefits under any such employee benefit plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of Seller prior to the Closing Date.

                  (d) CBA. Seller shall not amend, terminate, extend, or otherwise modify any provision of the CBA.

                  (e) INDEMNIFICATION OF BUYER. Seller agrees to pay and be liable to Buyer, its affiliates and their respective directors, officers and employees (herein individually a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") and shall assume, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that arise (A) under
Section 4980E of the Code and Part 6 of Title I of ERISA, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceedings, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against any Buyer Indemnified Party arising by reason of or relating to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I or ERISA which failure occurred or occurs (i) on or prior to the Closing Date with respect to any current or former employee of Seller or any qualified beneficiary of such employee (as defined in Section 4980B(g)(1) of the Code), or (ii) after the Closing Date with respect to any current or former employee of Seller who does not at any time become entitled to coverage under any group health plan, within the meaning of

Section 5000(b)(1) of the Code, of Buyer, or with respect to any dependent of such employee and for any failure to comply with the notice or other requirements of the Act, and/or (B) in connection with any employee complaints and/or matters pending before any applicable administrative agencies, including without limitation, the National Labor Relations Board, EEOC, Department of Labor, Department of Fair Employment Housing, and/or any applicable collective bargaining dispute resolution forums prior to the Closing Date or relating to incidents arising prior to the Closing Date.

                  (f) INDEMNIFICATION OF SELLER. Buyer agrees to pay and be liable to Seller, its affiliates and their respective officers and employees (herein individually a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") and shall assume, indemnify, defend and hold harmless Seller Indemnified Parties from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that arise (A) under Section 4980B of the Code and Part 6 of Title I of ERISA, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any actions, suit, proceedings, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against any Seller Indemnified Party arising by reason of or relating to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA which failure occurs with respect to any current or former employee of Seller actually hired as an employee of Buyer or any qualified beneficiary of such employee, as defined in Section 4980B(g)(1) of the Code, who after the Closing Date becomes entitled to coverage under any group health plan, within the meaning of Section 5000(b)(1) of the Code, of Buyer, and/or (B) in connection with any employee complaints and/or matters before any applicable administrative agencies, including without limitation, the National Labor Relations Board, EEOC, Department of Labor, Department of Fair Employment Housing, and/or any applicable collective bargaining dispute resolution forums on and after the Closing Date or relating to incidents arising on and after the Closing Date.

         For purposes of this Agreement, references to the Code shall mean the Internal Revenue Code of 1986 and references to the Code and ERISA shall include references to any provision of such statutes as they may be amended from time to time. The provisions of this Section 11.4 shall survive the Closing.

         11.5     LIQUOR LICENSE.

                  (a) SURRENDER OF EXISTING LICENSE/APPLICATION FOR NEW LICENSE. Seller covenants and agrees not to transfer or encumber or allow the transfer or encumbrance of the Liquor License in any manner whatsoever. Buyer and Seller covenant and agree to do and perform such further acts and to cooperate fully with each other and with the Arizona Department of Liquor Licenses and Control ("Department") and the City of Phoenix so as to consummate the surrender of the Liquor License to Buyer (in connection with Buyer's application for a new license to replace the surrendered Liquor License), or its nominee, as contemplated by this Agreement in a timely manner. Without limiting the foregoing, Seller agrees to maintain the Liquor License in an active condition and in good standing and to execute and deliver to Buyer (and to cause Seller's agents in relation to the Liquor License to execute and deliver to Buyer) as reasonably requested by Buyer all Department forms and documents necessary to effect an issuance of a new liquor license to Buyer (based upon the surrender of the Liquor License), including, without limitation, applications and surrender forms, and to deliver the original of the Liquor License to Buyer, or a designated representative of Buyer (which shall be personally delivered by Seller (or a representative of Seller) to Buyer outside of escrow) for surrender to the Department. Buyer shall pay all fees required by the Department in connection with Buyer's application for replacement of the Liquor License; provided, however, that Seller agrees to pay (or cause to be paid) all Arizona Department Liquor License and Control, Arizona Department of Revenue, and City of Phoenix charges, fees, taxes assessments and, to the extent applicable, fines and penalties relating to the period prior to the date of Closing.

                  (b) ALLOCATION OF PURCHASE PRICE TO BAR LICENSE. Buyer and Seller agree to allocate Thirty-Five Thousand Dollars ($35,000) of the Purchase Price to the Liquor License.

                  (c) SURVIVAL. The terms of this Section 11.5 shall survive the Closing.

         11.6 COLLECTION ACTIONS. Buyer covenants and agrees to diligently pursue the collection of all of the Accounts Receivable following the Closing Date. In connection therewith Buyer shall permit Seller's representatives to monitor and assist Buyer in the collection effort.

         11.7      INDEMNIFICATION. Subject to the limits set forth in
Section 6.2, each party (each, an "Indemnifying Party") hereby agrees to indemnify and defend the other party and its respective officers, partners, directors, shareholders, affiliates and agents (the "Indemnified Parties") and hold the Indemnified Parties harmless from and against any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Indemnified Parties due to misrepresentations or breach of warranty or breach of covenant made by the Indemnifying Party in this Agreement or in any document, certificate, or exhibit given or delivered to the other party hereto pursuant to or in connection with this Agreement, and the indemnification provisions of this Section 11.7 shall survive the Closing.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 NOTICES. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

                   TO BUYER:           KSL BILTMORE RESORT, INC.
                                       55-880 PGA Boulevard
                                       La Quinta, California 92253-4600
                                       ATTN:  JOHN SAER, GARY BEASLEY
                                       Facsimile No:  (760) 564-8005

                                       and cc:  LEGAL DEPARTMENT
                                       Facsimile No.  (760) 564-8003

                   WITH A COPY TO:     ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                                       515 South Figueroa Street, Seventh Floor
                                       Los Angeles, California  90071
                                       ATTN:  MICHAEL F. SFREGOLA, ESQ.
                                       Facsimile No:  (213) 620-8816

                   TO SELLER:          BILTMORE HOTEL PARTNERS, LLLP.
                                       Boca Resorts, Inc.
                                       450 East Las Olas Boulevard, Suite 1500
                                       Fort Lauderdale, Florida  33301
                                       ATTN:  RICHARD L. HANDLEY, ESQ.
                                       Facsimile No:  (954) 627-5076

                   WITH A COPY TO:     AKERMAN, SENTERFITT & EIDSON, P.A.
                                       28th Floor, SunTrust International Center
                                       One SE Third Avenue
                                       Miami, Florida  33131
                                       ATTN:  STEPHEN K. RODDENBERRY, ESQ.
                                       Facsimile No:  (305) 374-5095

or to such other address as either of the parties may from time to time specify in writing to the other parties. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmed answer back. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

         12.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

         12.3 INTERPRETATION OF AGREEMENT. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. All Exhibits and Schedules described herein and attached hereto are fully incorporated into this Agreement for all purposes by this reference. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The parties acknowledge that, with respect to the transactions contemplated by this Agreement, (a) each party and its attorneys have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, Exhibits or Schedules thereto and (b) each party has relied solely on the advice of its own accounting, tax, legal and other advisors. All dates and times referred to in this Agreement (unless otherwise specified) shall refer to the local time or date in Phoenix, Arizona. In the event that the specified date by which any notice is to be delivered hereunder falls on a Saturday, Sunday or a legal holiday, then such date shall be deemed to be extended to the next following business day.

         12.4 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parries hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and Schedules hereto.

         12.5 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, except for any item which constitutes a material element of the consideration between the parties, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

         12.6 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         12.7 SUCCESSORS AND ASSIGNS. Buyer shall not have the right to assign all or any part of its interest in this Agreement without obtaining the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion, except Buyer may assign this Agreement or any portion thereof to any of its subsidiaries and affiliates upon notice thereof to Seller (a "Permitted Assignment"). In no event shall Buyer be released from any of its obligations or liabilities hereunder whether or not Seller approves of any assignment of this Agreement or there is a Permitted Assignment. Buyer hereby agrees that any assignment by Buyer in contravention of this provision shall be void and shall not relieve Buyer of its obligations and liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

         12.8 FINDERS AND FINANCIAL ADVISORS. Except as expressly provided to the contrary in this Agreement, each party hereto shall pay its own expenses (including, without limitation, attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby. The parties represent and warrant to each other that no broker or finder was involved in arranging or bringing about this transaction and there are no claims or rights for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement. Chase Securities Inc. ("Chase"), acts as financial advisor to Seller in connection with the transaction which is the subject of this Agreement and Chase's compensation shall be paid by Seller pursuant to a separate agreement between Seller and Chase. An affiliate of Chase engaged Diamond Realty, Inc., an Arizona real estate broker ("Diamond"), and Diamond's compensation shall be paid by Chase, or Chase's affiliate, pursuant to a separate agreement between Chase and/or Chase's affiliate and Diamond Realty, Inc. In the event that any broker or finder brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Buyer or Seller, the party through whom the broker or finder makes his claim shall defend the other party from such claim, and shall indemnify the other party and hold the other party harmless from any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees and disbursements) paid or incurred by the other party in defending against the claim. The provisions of this
Section 12.8 shall survive the Closing or any termination of this Agreement and shall be in addition to any liability under Section 2.2(b)(ii).

         12.9 ATTORNEYS' FEES. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other, party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements.

         12.10 WAIVER OF COMPLIANCE. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

         12.11 AMENDMENTS. This Agreement may not be amended or modified except by a written instrument signed by both Buyer and Seller.

         12.12 TIME OF THE ESSENCE. Time is of the essence in the performance of Buyer's obligations under this Agreement.

         12.13 SHADOW MANAGEMENT. During the Transition Period, Seller shall permit Buyer to establish and maintain a shadow management operation with respect to the Hotel. Personnel from Buyer's shadow management operation shall have reasonable access during normal business hours to all books, records and other information in the possession or control of records and other information in the possession or control of Seller or its agents concerning the Hotel and shall have the right (at Buyer's expense) to establish duplicate books and records (whether in tangible or electronic form) in order to effect a smooth transition in the ownership and management of the Hotel; provided, however, that Buyer and its shadow management operation and employees shall not unreasonably interfere with the normal management and operation of the Hotel, shall repair any damage to the physical condition of the Hotel caused by Buyer or its agents in any such shadow management operation, shall have no decision making authority, no supervisory authority, and shall not be deemed to have assumed management responsibilities prior to Closing by virtue of such shadow management.

         12.14 SELLER'S GUARANTOR. The Guarantor shall guarantee to Buyer the due and punctual payment and performance of those certain obligations of Seller ("Seller Obligations") as set forth in the Seller Guaranty attached hereto as EXHIBIT I.

         12.15 GROUND LEASE ASSIGNMENT. Following the execution of this Agreement, Seller shall use reasonable efforts to obtain the consent of Villas Association to the Assignment of Ground Lease, which consent shall be in the form of "Consent of Ground Lessor" contained within the Assignment of Ground Lease attached hereto as EXHIBIT B, duly executed and


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

acknowledged by Villas Association. Seller and Buyer shall cooperate with each other and use reasonable efforts to satisfy the foregoing condition, and Buyer shall provide any documentation reasonably requested by Villas Association relating to Villas Association's review of Buyer as the proposed successor lessee under the Ground Lease.

         12.16 SELLER INDEMNIFICATION REGARDING GROUND LEASE. In addition to the indemnification provided in Section 11.7 above, in the event that Seller fails to obtain the consent of the Villas Association to the Assignment of Ground Lease prior to the Closing Date, Seller shall indemnify, defend, protect and hold Buyer, each of the parties comprising Buyer, and each of their respective Indemnified Parties, from and against any and all claims, demands, liabilities, judgments, penalties, losses, costs, damages and expenses, including, without limitation, reasonable attorneys' and experts' fees and costs relating to or arising in any manner whatsoever from the failure to obtain such consent prior to Closing. Buyer hereby covenants and agrees that Buyer shall first pursue all claims related to the consent of the Villas Association to the Assignment of Ground Lease to Buyer against the Title Company and Buyer's Title Policy including, without limitation, claims made by Buyer against the Title Company and Seller under that certain Tri-Party Agreement Regarding Ground Lease among Buyer, Seller and Title Company dated of even date herewith, prior to making any claims against Seller therefor.

         12.17 DISSOLUTION/LIQUIDATION OF SELLER. Neither Seller nor any of its direct or indirect constituent partners shall dissolve nor liquidate prior to the expiration of the Survival Period. The provisions of this
Section 12.17 shall survive the Closing.

         12.18 AUDIT OF FINANCIAL INFORMATION. From and after the date of Closing, Seller shall reasonably cooperate with Buyer with respect to the audit of the Financial Information, which cooperation shall include Seller providing authorization to Arthur Anderson to make available working papers and related information, provided, however, that Buyer shall reimburse Seller for its reasonable third-party costs incurred in connection therewith.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

             SELLER:            BILTMORE HOTEL PARTNERS, LLLP,
                                AN ARIZONA LIMITED LIABILITY LIMITED PARTNERSHIP

                                By: Wright-Bilt Corp., a Delaware corporation, its general partner

                                     By:  ________________________________
                                          Name:___________________________
                                          Title:__________________________


             BUYER:             KSL BILTMORE RESORT, INC.,
                                A DELAWARE CORPORATION

                                By:  _____________________________________
                                     Name:________________________________
                                     Title:_______________________________


             SELLER:            BILTMORE HOTEL PARTNERS, LLLP,
                                AN ARIZONA LIMITED LIABILITY LIMITED PARTNERSHIP

                                By: Wright-Bilt Corp., a Delaware corporation, its general partner

                                     By:  ________________________________
                                          Name:___________________________
                                          Title:__________________________


             BUYER:             KSL BILTMORE RESORT, INC.,
                                A DELAWARE CORPORATION

                                By:  _____________________________________
                                     Name:________________________________
                                     Title:_______________________________


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